    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 27, 1999

                                                     REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                          RELIANCE SURETY GROUP, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                            ------------------------

                DELAWARE                                    6331                                   23-3016889
    (STATE OR OTHER JURISDICTION OF             (PRIMARY STANDARD INDUSTRIAL                    (I.R.S. EMPLOYER
     INCORPORATION OR ORGANIZATION)             CLASSIFICATION CODE NUMBER)                  IDENTIFICATION NUMBER)

                            ------------------------

                                 THREE PARKWAY
                             PHILADELPHIA, PA 19102
                                 (215) 864-4000
               (ADDRESS, INCLUDING ZIP CODE AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                            ------------------------

                               VINCENT G. FASANO
                          RELIANCE SURETY GROUP, INC.
                                 THREE PARKWAY
                             PHILADELPHIA, PA 19102
                                 (215) 864-4000
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                            ------------------------

                                   Copies to:

       HOWARD E. STEINBERG, ESQ.                 JONATHAN L. FREEDMAN, ESQ.                 MICHAEL A. BECKER, ESQ.
     RELIANCE GROUP HOLDINGS, INC.                 DEWEY BALLANTINE LLP                     CAHILL GORDON & REINDEL
          55 EAST 52ND STREET                   1301 AVENUE OF THE AMERICAS                      80 PINE STREET
        NEW YORK, NEW YORK 10055                  NEW YORK, NEW YORK 10019               NEW YORK, NEW YORK 10005-1702
            (212) 909-1100                            (212) 259-8000                            (212) 701-3000

                            ------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

                            ------------------------

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), check the following box. / /


     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /


     If this Form is a post-effective amendment filed pursuant to Rule
462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If this Form is a post-effective amendment filed pursuant to Rule
462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                            ------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                                   PROPOSED MAXIMUM
                             TITLE OF EACH CLASS                                  AGGREGATE OFFERING         AMOUNT OF
                        OF SECURITIES TO BE REGISTERED                                 PRICE(1)          REGISTRATION FEE
Common Stock, par value $0.10 per share.......................................       $100,000,000             $27,800

(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(o) under the Securities Act.

                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

WE WILL AMEND AND COMPLETE THE INFORMATION IN THIS PROSPECTUS. ALTHOUGH WE ARE PERMITTED BY US FEDERAL SECURITIES LAWS TO OFFER THESE SECURITIES USING THIS PROSPECTUS, WE MAY NOT SELL THEM OR ACCEPT YOUR OFFER TO BUY THEM UNTIL THE DOCUMENTATION FILED WITH THE SEC RELATING TO THESE SECURITIES HAS BEEN DECLARED EFFECTIVE BY THE SEC. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE
SECURITIES OR OUR SOLICITATION OF YOUR OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION THAT WOULD NOT BE PERMITTED OR LEGAL.


                    SUBJECT TO COMPLETION--OCTOBER 27, 1999

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
PROSPECTUS
            , 1999

                          RELIANCE SURETY GROUP, INC.
                             SHARES OF COMMON STOCK

--------------------------------------------------------------------------------

THE COMPANY:

o  We develop, market and underwrite
   a broad array of surety and fidelity bonds.


o  Reliance Surety Group, Inc.
   Three Parkway
   Philadelphia, Pennsylvania 19102
   (215) 864-4000
   www.reliancesurety.com


PROPOSED SYMBOL & MARKET:

o  RSF/NYSE

THE OFFERING:

 o  The Company is offering all of the shares.

 o  The underwriters have an option to purchase an additional       shares from
    the Company to cover over-allotments.

 o This is our initial public offering, and no public market currently exists for our shares.

 o We plan to contribute substantially all of the net proceeds of this offering to the statutory capital of our wholly-owned insurance subsidiary, but will retain a portion for the payment of our future expenses and stockholder dividends.

 o  Closing:             ,      .

--------------------------------------------------------------------------------------------
                                                           Per Share                Total
--------------------------------------------------------------------------------------------
Public offering price (estimated):                        $                      $
Underwriting fees:
Proceeds to Company:
--------------------------------------------------------------------------------------------

     This investment involves risk. See "Risk Factors" beginning on Page 9.

--------------------------------------------------------------------------------

NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS DETERMINED WHETHER THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. NOR HAVE THEY MADE, NOR WILL THEY MAKE, ANY DETERMINATION AS TO WHETHER ANYONE SHOULD BUY THESE SECURITIES. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

--------------------------------------------------------------------------------

                          JOINT BOOK-RUNNING MANAGERS

DONALDSON, LUFKIN & JENRETTE                            BEAR, STEARNS & CO. INC.

                               TABLE OF CONTENTS

                                                  PAGE
                                                  ----
Prospectus Summary.............................      3
Risk Factors...................................      9
Use of Proceeds................................     13
Dividend Policy................................     13
Capitalization.................................     13
Dilution.......................................     14
The Company....................................     15
Historical Selected Financial Data.............     16
Management's Discussion and Analysis...........     17
Business.......................................     23
Management.....................................     36

                                                  PAGE
                                                  ----
Related Party Transactions.....................     40
Principal Stockholder..........................     43
Description of Capital Stock...................     44
Shares Eligible for Future Sale................     46
Underwriting...................................     47
Legal Matters..................................     49
Experts........................................     49
Forward Looking Statements.....................     49
Where You Can Find More Information............     50
Index to Financial Statements..................    F-1

     You should rely only on the information contained in this prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.


     Unless otherwise stated, all of the information in this prospectus assumes that the underwriters do not exercise their over-allotment option. All references to "we," "us," "our," or "Reliance Surety Group" mean Reliance Surety Group, Inc. or, if the context so indicates, its predecessor, the Reliance Surety operating unit of Reliance Insurance Company. See "The Company." All references to "Reliance Surety" mean the wholly-owned subsidiary of Reliance Surety Group, Reliance Surety Company. All references to "the Reliance Insurance companies" mean the various other insurance companies which are part of the Reliance Group Holdings, Inc. companies, including Reliance Insurance Company.



     Statistical information presented in this prospectus with respect to the surety and fidelity sector has been obtained from the Surety Association of America (which compiles the information from the statutory statements of its member companies), and statistical information with respect to the property and casualty industry has been obtained from A.M. Best. All loss ratios presented in this prospectus include both loss and loss adjustment expense.



     All financial data contained in this prospectus have been prepared in accordance with generally accepted accounting principles, except where we have indicated statutory data, which have been prepared in accordance with applicable statutory accounting practices.

                               PROSPECTUS SUMMARY

     This summary highlights information contained elsewhere in this prospectus. It is not complete and may not contain all the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, including the "Risk Factors" section and the financial statements and the related notes, all of which appear elsewhere in this prospectus.

                          RELIANCE SURETY GROUP, INC.

     We develop, market and underwrite a broad array of surety and fidelity bonds for a diverse range of customers. In 1998, we were the third largest provider of surety bonds and the ninth largest provider of fidelity bonds in the U.S. based on direct written premium. We market our products in all 50 states, the District of Columbia and Puerto Rico through approximately 3,500 independent agents. For 1998 and the six months ended June 30, 1999, we reported
$246.4 million and $125.6 million of direct written premium, respectively, and achieved statutory combined ratios of 75.3% and 79.6%, respectively. The combined ratio, which is calculated by dividing expenses and losses by net premium, measures underwriting profitability. A ratio of less than 100% represents an underwriting profit.

     The surety and fidelity sector has been among the most profitable sectors of the U.S. insurance industry over the past five calendar years, and we have significantly outperformed the surety and fidelity sector during that period. From 1994 through 1998, we achieved a statutory combined ratio of 73.7% compared to a surety and fidelity sector combined ratio of 87.0% and a property and casualty industry combined ratio of 105.5%. During that period, our direct written premium grew at a compounded annual rate of 9.8% compared to 2.7% for the surety and fidelity sector and 3.1% for the property and casualty industry. We attribute our success to the following:

          o WE UNDERWRITE OUR SURETY BONDS TO A ZERO-LOSS GOAL. Unlike property and casualty losses, surety losses generally result from failure of the principal (the entity whose performance we guarantee) to perform due to financial weakness or poor management. As part of our underwriting process, we carefully analyze the principal's creditworthiness and management capabilities. We have achieved loss ratios that have outperformed the surety and fidelity sector because of our emphasis on credit analysis and field office diligence, our unique compensation structure and the training and teamwork among our experienced underwriters and claims personnel.

          o WE OFFER ONE OF THE BROADEST ARRAYS OF CONTRACT AND COMMERCIAL SURETY AND FIDELITY PRODUCTS IN THE INDUSTRY. Our products are designed for a diverse range of customers including large, medium and small contractors--our core markets--and other companies, including financial institutions and retailers. As a result, we can provide our independent agents with products that address almost all of their customers' surety and fidelity needs.

          o WE ARE DEDICATED TO "BUILDING RELATIONSHIPS AND KEEPING THEM STRONG."(REGISTERED) We believe that the strength of our relationships with agents and customers and our high level of service have been instrumental to our ability to grow significantly faster than the overall surety and fidelity sector. The underwriters in our 34 field offices are highly responsive to our customers, understand their businesses and provide continuity of service at the local level.

          o WE COMPENSATE OUR UNDERWRITERS TO ENCOURAGE PROFITABLE GROWTH. Our field office underwriters receive bonuses based on the profitability and production of their respective field offices. We believe that our focus on profitable growth encouraged by this compensation structure has been a major factor in enabling us to achieve growth rates and combined ratios that are among the best in the surety and fidelity sector.


          o OUR HIGHLY SKILLED CLAIMS DEPARTMENT HAS BEEN INSTRUMENTAL IN ACHIEVING OUR LOW LOSS RATIO. Our claims personnel are proactive in identifying potential losses and taking the necessary actions to mitigate them. In addition to attorneys, our claims department includes accountants and engineers which enables us to resolve a high percentage of our claims without using outside consultants. As a result, we believe our claims department handles claims on a more timely and cost effective basis and achieves better results than our competitors.

          o OUR EXPERIENCED SENIOR MANAGEMENT TEAM HAS WORKED TOGETHER FOR
            15 YEARS. Our five senior managers have an average of 22 years of experience in the surety and fidelity business and four of them have worked together at the Reliance Surety operations for the last
            15 years. Our field office managers have an average of 16 years of experience in the surety and fidelity business.


     As a result of these factors we have gained market share over the past five years while achieving a lower loss ratio than the surety and fidelity sector. Our objective is to maximize our profitability while maintaining our position as one of the leading providers of surety and fidelity products in the United States. We expect to benefit from the anticipated growth in the surety market, in part driven by anticipated higher government spending on public works projects.


     Contract surety bonds accounted for 69% of our gross written premium during both 1998 and the six months ended June 30, 1999. Most of the contract surety bonds we write are for contractors engaged in the construction of public works projects, such as highways, bridges and schools, and, to a lesser extent, commercial real estate and multifamily housing. According to FMI Corporation, a leading provider of management consulting and education services to the construction industry, for the five year period ending in 1998, U.S. Government infrastructure spending on non-building projects (including highways, water supply, sewers, utilities and conservation) grew at a compounded annual rate of 2.8% and is expected to grow at a compounded annual rate of 9.8% from 1998 to 2000.


     Surety bonds, unlike other property and casualty policies, are three-party agreements in which the issuer of the bond (the surety) guarantees to a second party (the owner/obligee) the fulfillment of some obligation on the part of a third party (the principal). Contract surety bonds secure the payment and/or performance of a contractual obligation generally with respect to a construction project. Contract surety bonds are generally required by federal, state and local governments for public works projects. Commercial surety bonds include all surety bonds other than contract surety bonds and usually cover obligations required by law. Fidelity bonds are insurance policies against employee theft, as well as forgery, burglary or robbery.

     Relationship with the Reliance Insurance Companies. We write our business through several of the Reliance Insurance companies. We plan to continue our relationship with the Reliance Insurance companies. Additionally, we are planning to take all steps, including obtaining the necessary regulatory approvals, to enable us to write the full array of our products on our own insurance forms. We believe we will also have the ability to use other third parties, including one or more of our reinsurers, until we can write all of our business on our own. In this regard, we have entered into an agreement with a large international reinsurer rated A++ by A.M. Best, pursuant to which that company has agreed for five years to act, when we request, as co-surety on our bonds. We describe the material terms of that agreement in "Business--Co-surety Arrangement".

     Our principal executive offices are located at Three Parkway, Philadelphia, Pennsylvania 19102. Our telephone number is (215) 864-4000. Our Web site is http://www.reliancesurety.com.

                                  THE OFFERING


Common stock offered......................

Common stock outstanding after this
  offering................................

Use of proceeds...........................  We expect to retain $10.0 million of the net proceeds from this offering at Reliance Surety Group for the payment of holding company expenses and stockholder dividends, and contribute the remaining amount to the capital of our subsidiary, Reliance Surety.

Proposed NYSE Symbol......................  RSF

                       HISTORICAL SELECTED FINANCIAL DATA


     The following historical selected financial data should be read in conjunction with our financial statements and "Management's Discussion and Analysis" included elsewhere in this prospectus. The historical selected financial data presented below as of December 31, 1997 and 1998 and for each of the years ended December 31, 1996 through 1998 are derived from our audited special-purpose Statement of Certain Assets and Liabilities and special-purpose Statement of Certain Revenues and Claims and Expenses. The summary historical financial data as of December 31, 1994, 1995 and 1996 and as of and for the six months ended June 30, 1998 and 1999 and for each of the years ended
December 31, 1994 and 1995 have been derived from our unaudited special-purpose statements. The historical selected financial data of Reliance Surety Group do not include data with respect to assets, liabilities (other than loss reserves) and shareholder's equity because Reliance Group Holdings did not historically allocate the investment portfolio or capital of its subsidiaries to its operating units.



                                                                                              SIX MONTHS ENDED
                                                    YEAR ENDED DECEMBER 31,                       JUNE 30,
                                      ----------------------------------------------------   -------------------
                                        1994       1995       1996       1997       1998       1998       1999
                                      --------   --------   --------   --------   --------   --------   --------
                                                                   ($ IN THOUSANDS)
OPERATING DATA:
Gross premium written...............  $170,543   $185,887   $204,060   $223,503   $249,307   $112,558   $126,895
                                      --------   --------   --------   --------   --------   --------   --------
                                      --------   --------   --------   --------   --------   --------   --------
Net premium written.................  $117,989   $139,298   $159,183   $176,500   $204,367   $ 91,795   $103,409
                                      --------   --------   --------   --------   --------   --------   --------
                                      --------   --------   --------   --------   --------   --------   --------
Net premium earned..................  $108,833   $127,355   $147,416   $167,251   $196,693   $ 93,670   $101,391
Loss and loss adjustment
  expenses .........................    25,214     21,379     37,833     42,890     42,712     21,355     31,531
Acquisition costs and other
  insurance expenses................    52,307     58,590     69,129     80,151     94,059     43,663     48,992
Other operating expenses............     3,317      3,564      4,220      5,740      5,512      2,781      3,085
                                      --------   --------   --------   --------   --------   --------   --------
Underwriting income.................  $ 27,995   $ 43,822   $ 36,234   $ 38,470   $ 54,410   $ 25,871   $ 17,783
                                      --------   --------   --------   --------   --------   --------   --------
                                      --------   --------   --------   --------   --------   --------   --------
LOSS RESERVES:
Gross loss reserves (at period
  end)..............................  $ 82,262   $ 69,974   $ 78,243   $105,882   $112,920   $103,644   $122,225
Net loss reserves (at period end)...  $ 50,802   $ 46,602   $ 56,173   $ 67,075   $ 75,193   $ 71,674   $ 82,217
GAAP RATIOS:
Loss ratio..........................      23.2%      16.8%      25.7%      25.7%      21.7%      22.8%      31.1%
Expense ratio.......................      51.1       48.8       49.8       51.3       50.7       49.5       51.4
                                      --------   --------   --------   --------   --------   --------   --------
Combined ratio......................      74.3%      65.6%      75.5%      77.0%      72.4%      72.3%      82.5%
                                      --------   --------   --------   --------   --------   --------   --------
                                      --------   --------   --------   --------   --------   --------   --------
STATUTORY RATIOS:
Loss ratio..........................      23.6%      19.0%      24.5%      24.7%      25.3%      21.7%      27.0%
Expense ratio.......................      51.5       49.5       48.4       51.1       50.0       49.9       52.6
                                      --------   --------   --------   --------   --------   --------   --------
Combined ratio......................      75.1%      68.5%      72.9%      75.8%      75.3%      71.6%      79.6%
                                      --------   --------   --------   --------   --------   --------   --------
                                      --------   --------   --------   --------   --------   --------   --------
SURETY AND FIDELITY SECTOR STATUTORY
  RATIOS:(1)
Loss ratio..........................      38.9%      34.0%      35.9%      38.7%      40.6%       N/A        N/A
Expense ratio.......................      48.7       48.7       49.7       48.7       50.4        N/A        N/A
                                      --------   --------   --------   --------   --------   --------   --------
Combined ratio......................      87.6%      82.7%      85.6%      87.4%      91.0%       N/A        N/A
                                      --------   --------   --------   --------   --------   --------   --------
                                      --------   --------   --------   --------   --------   --------   --------


------------------
(1) Industry ratios for the six months ended June 30, 1998 and 1999 are not available.

                        PRO FORMA SUMMARY FINANCIAL DATA


     The pro forma summary financial data presented below are based on historical financial information that has been derived from the financial statements and accompanying notes included elsewhere in this prospectus. The following pro forma summary financial data give effect to the assumed transactions described below as if they had occurred on January 1, 1999 for purposes of computing pro forma net income for the six months ended June 30, 1999 and as of June 30, 1999 for purposes of computing certain pro forma balance sheet items.



     The pro forma selected financial data are based on available information and on assumptions we believe are reasonable. The pro forma selected financial data are provided for informational purposes only and should not be construed to be indicative of our financial position or results of operations had the transactions described below been consummated on the dates assumed, and do not in any way represent a projection or forecast of our financial position or results of operations for any future date or period.


     The pro forma summary financial information for the six months ended June 30, 1999 and as of June 30, 1999 was prepared using the following assumptions:

  Pro Forma Balance Sheet Assumptions

     o The receivable from parent of $168,462,000 at June 30, 1999 is converted into interest bearing fixed income securities as of June 30, 1999.

     o Reliance Surety Group is initially capitalized by the net proceeds of this offering and by Reliance Insurance Company making a capital contribution which together equal $219,394,000, and which is invested in interest bearing fixed income securities as of June 30, 1999.

  Pro Forma Income Statement Assumptions


     o Net investment income for the six month period ending June 30, 1999 is based on the average invested asset portfolio over that period of $376,618,000. The investment portfolio at December 31, 1998 is computed by subtracting from the June 30, 1999 portfolio the estimated after tax underwriting cash flow of $14,610,000 for the first six months of 1999 and the assumed after tax net investment income of $7,865,000 for the first six months of 1999.



     o In computing net investment income we assumed that the portfolio is fully invested on January 1, 1999. The assumed average portfolio yield is 6.92% per annum as determined by using average interest rates for the first six months of 1999 using Standard & Poor's Corporate and Government Bond Yield Index (which is based on securities with maturities of 15 years), assuming an "A" rated portfolio, less 10 basis points for investment management charges. Net investment income was reduced by interest paid on funds held as collateral which averaged $36,220,000 during the first six months of 1999 and to which an assumed average rate of 5.14% per annum was applied based on a short term U.S. Treasury rate yield.


     o The incremental pro forma pretax income resulting from the pro forma net investment income was taxed at 35%.

                                                                                                 PRO FORMA
                                                                                                SIX MONTHS
                                                                                                   ENDED
                                                                                               JUNE 30, 1999
                                                                                              ---------------
                                                                                                   ($ IN
                                                                                                THOUSANDS)
      Net premium written..................................................................      $ 103,409
                                                                                                 ---------
                                                                                                 ---------
      Net premium earned...................................................................      $ 101,391
      Loss and loss adjustment expenses....................................................         31,531
      Acquisition costs and other insurance expenses.......................................         48,992
      Other operating expenses.............................................................          3,085
                                                                                                 ---------
      Underwriting income..................................................................      $  17,783
                                                                                                 ---------
                                                                                                 ---------
      Net investment income................................................................      $  12,100(1)
                                                                                                 ---------
                                                                                                 ---------
      Pretax income........................................................................      $  29,730
                                                                                                 ---------
                                                                                                 ---------
      Net income...........................................................................      $  19,222
                                                                                                 ---------
                                                                                                 ---------

                                                                                              AS OF JUNE 30,
                                                                                                  1999
                                                                                                 ---------
      Invested assets......................................................................      $ 387,856(2)
      Total assets.........................................................................        568,013
      Gross loss reserves..................................................................        122,225
      Net loss reserves....................................................................         82,217
      Shareholders' equity.................................................................        219,394(3)


------------------


(1)   Pro forma net investment income
      Average pro forma invested assets.........................................                 $ 376,618
      Assumed average portfolio yield...........................................                    x 6.92%
                                                                                                 ---------
                                                                                                 $  26,062
      Less:
      Average funds held as collateral..........................................   $36,220
      Assumed average yield paid on funds held as collateral....................   x 5.14%           1,862
                                                                                   -------       ---------
                                                                                                 $  24,200
      Adjustment to reflect six month time frame................................                    x 1/2
                                                                                                 ---------
      Pro forma net investment income--six months ended June 30, 1999...........                 $  12,100
                                                                                                 ---------
                                                                                                 ---------
(2)   Assumed capital contribution..............................................                 $ 219,394
      Payment of parent receivable..............................................                   168,462
                                                                                                 ---------
      Total pro forma invested assets, at June 30, 1999.........................                 $ 387,856
                                                                                                 ---------
                                                                                                 ---------
(3)   Pro forma shareholders' equity
      Closing date assumed statutory policyholders' surplus of
        Reliance Surety.........................................................                 $ 150,000
      Cash retained at Reliance Surety Group....................................                    10,000
      Assets recognized for GAAP but not for statutory purposes:
      Deferred acquisition costs................................................                    50,785
      Salvage and subrogation accrual...........................................                    12,225
      Liabilities recognized for GAAP but not for statutory purposes:
      Deferred tax liability....................................................                    (3,616)
                                                                                                 ---------
      Pro forma shareholders' equity............................................                 $ 219,394
                                                                                                 ---------
                                                                                                 ---------

                                  RISK FACTORS


     An investment in our common stock involves a number of risks. You should carefully consider the following risks, together with the other information contained in this prospectus, including the information set forth under "Forward Looking Statements", before investing in our common stock. Any of the risks described below could result in a significant or material adverse effect on our business, financial condition, results of operations, or prospects and a corresponding decline in the market price of our common stock.


OUR BUSINESS WOULD BE ADVERSELY AFFECTED IF OUR RELATIONSHIP WITH THE RELIANCE INSURANCE COMPANIES IS AFFECTED

  Our business is written on Reliance Insurance companies' insurance forms, and we rely on their bond rate and form filings.


     Since we have not operated as a stand-alone entity prior to the offering, we did not need, and do not have a complete set of, our own bond rate and form filings. Therefore, our ability to continue to write our business largely depends on our continuing ability, through various agreements, to utilize the bond rate and form filings of the Reliance Insurance companies. See "The Company" and "Related Party Transactions--Power of Attorney". These agreements make available to us the Reliance Insurance companies' insurance forms for the next five years, and are subject to renewal. However, we cannot assure you that this arrangement will be extended beyond five years or, if extended, that the arrangement will have the same terms and conditions. If this arrangement with the Reliance Insurance companies were for any reason to become unavailable to us or we deem it to be not the best alternative for us, we would need to establish an arrangement with another insurer similar to this arrangement. We do not have in place an alternative arrangement and therefore cannot assure you that we would be able to secure one. Failure to secure an alternative arrangement on a timely basis could have a material adverse effect on us.


  We depend upon the Reliance Insurance companies maintaining an A.M. Best rating of at least A- (Excellent).


     We believe that A.M. Best ratings are one of the most important factors in maintaining a competitive position in the markets in which we do business. Many states and municipal authorities require that issuers of a surety bond have a minimum rating of A- (Excellent) in instances when the bond is issued for their benefit or when they require the bond for a person to engage in a certain activity like selling motor vehicles. In addition, other bond purchasers may be more reluctant to purchase a bond from a company with a rating lower than A- (Excellent). A.M. Best ratings are based upon factors relevant to policyholders, agents, insurance brokers and intermediaries and are not meant to protect investors.


     We rely upon the A.M. Best rating of the Reliance Insurance companies due to our dependence on them as described above. The Reliance Insurance companies, as well as Reliance Surety, as a subsidiary of the Reliance Insurance Company, are currently rated A- (Excellent) by A.M. Best. If the rating of the Reliance Insurance companies changes, it is possible that our rating may change as well.

     If the Reliance Insurance companies' A.M. Best rating were downgraded for any reason, it could have a material adverse effect on us. In October 1999, A.M. Best announced that it had placed the A- (Excellent) rating of the Reliance Insurance companies under review with negative implications. A.M. Best stated that it will closely monitor various factors with respect to the Reliance Insurance companies and their parent companies and that it expects to complete its review during the first quarter of 2000.


     In the event of a downgrade of the Reliance Insurance companies, we would have to rely on an arrangement with another insurer similar to our present arrangement with the Reliance Insurance companies. In this regard, we have entered into an agreement with a large international reinsurer rated A++ by A.M. Best, pursuant to which that company has agreed for five years to act, when we request, as co-surety on our bonds so long as, among other things, either
C. Brian Schmalz or David T. Akers continues to serve as one of our executive officers. We describe the other material terms of the agreement in "Business--Co-surety Arrangement".

  We depend upon the Reliance Insurance companies' U.S. Treasury limitations.


     We are currently bound by U.S. Treasury Department regulations which set underwriting limitations on surety bonds for federal and other public works projects. U.S. Treasury limitations are based upon risk-adjusted capital and surplus and are established annually. Reliance Surety's stand-alone underwriting limitations are currently $2.25 million per bond. In the absence of other arrangements, the limitation would prevent Reliance Surety from underwriting large federal and other public works project bonds. Through various agreements with the Reliance Insurance companies, Reliance Surety's U.S. Treasury limitation is $125.1 million per bond through June 30, 2000. These agreements make available to us the Reliance Insurance companies' U.S. Treasury limitations for the next five years and may be renewed upon expiration. However, we cannot assure you that the annual limitations with respect to the Reliance Insurance companies in the future will not be significantly lower than the current amount or that once the term of the reinsurance and related agreements expires, they will be extended. If these agreements are not extended or the future limitation is not sufficient for our business, Reliance Surety will not have access to the larger U.S. Treasury limitations of the Reliance Insurance companies and would need to rely on an arrangement with another insurer similar to the present arrangement with the Reliance Insurance companies. In this regard, the agreement with the A++ rated co-surety described above makes available to us their U.S. Treasury limitations, which exceed those currently available to us. We describe the material terms of the agreement in "Business--Co-surety Arrangement". Not having access to sufficient U.S. Treasury limitations would have a material adverse effect on us.



  The Reliance Insurance companies will provide administrative services to us.



     Significant administrative and service functions necessary for our operations are currently provided by the Reliance Insurance companies under an administrative services agreement. The services include investment management services, telecommunications services, computer access and support, human resource assistance, accounting, financial and actuarial support, and legal, tax and various other business services. See "Related Party Transactions".



RELIANCE GROUP HOLDINGS WILL RETAIN CONTROL OVER OUR COMPANY AFTER THIS OFFERING. RELIANCE GROUP HOLDINGS MAY MAKE DECISIONS THAT ARE IN ITS BEST INTEREST AND NOT IN OUR BEST INTEREST OR IN THE BEST INTEREST OF OUR OTHER STOCKHOLDERS


     Upon completion of this offering, Reliance Group Holdings will own indirectly over 80% of our outstanding common stock. As a result, Reliance Group Holdings will have the ability to elect a majority of the members of our board of directors. Therefore, Reliance Group Holdings will be able to control our policy decisions, including the issuance of securities and payment of dividends. For example, Reliance Group Holdings may delay, defer or prevent a change in control or other business combination even if such a transaction would be beneficial to other stockholders. See "Principal Stockholder".


WE MAY EXPERIENCE CONFLICTS OF INTEREST WITH RELIANCE GROUP HOLDINGS, WHICH MAY NOT BE RESOLVED IN OUR FAVOR



     Reliance Group Holdings and Reliance Surety Group may have conflicts of interest with respect to certain decisions involving business opportunities and similar matters that may arise in the ordinary course of our business or the business of Reliance Group Holdings. Conflicts, if any, could be resolved in a manner adverse to us and our stockholders.


WE WILL BE A NEW STAND-ALONE COMPANY; WE DO NOT HAVE AN INDEPENDENT OPERATING HISTORY


     We are a newly-formed subsidiary of Reliance Group Holdings. Therefore, we have never before operated as a separate, stand-alone company. Prior to this offering, our insurance operations have been conducted as an operating unit of the Reliance Insurance companies, and we did not have separate statutory policyholders' surplus or invested assets.



     As a result, the historical financial information included in this prospectus does not reflect what the financial position and results of our operations would have been had we operated as a separate, stand-alone entity during the periods presented and is not necessarily indicative of future results. For example, because no investment portfolio has been historically allocated to us, net investment income and related capital gains and losses have not been allocated to our business.


OUR BUSINESS COULD BE ADVERSELY AFFECTED BY CHANGES IN LAW


     Contract surety bonds are required generally by federal, state and local governments for public works projects. In addition, a significant portion of our business consists of writing commercial surety and fidelity bonds required by various state statutes and local ordinances to cover acts of public officials and private businesses, such as realtors, automobile dealers and others who generally interact with members of the public. In recent years, several jurisdictions have repealed, or considered action to repeal, legislation mandating the use of various types of these bonds, often replacing them with alternatives such as recovery funds administered by the states for the benefit of citizens who assert claims against the officials or businesses. The repeal of legislation mandating the use of bonds we write could have a material adverse effect on us.


CHANGES IN ECONOMIC CONDITIONS OR REDUCTIONS IN GOVERNMENT SPENDING ON PUBLIC WORKS COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS

     Contract surety bonds accounted for 69% of our gross written premium during both 1998 and the six months ended June 30, 1999. Most of the contract surety bonds we write are for contractors engaged in the construction of public works projects, such as highways, bridges and schools, and, to a lesser extent, commercial real estate and multifamily housing. An economic downturn could result in financial weakness and bankruptcies of contractors, and a decline in the number of construction projects. This could result in an increase in claims against us. In addition, our business volume could decline if federal, state or local governments reduce their expenditures for public works, or if less construction is undertaken.

WE MAY NOT BE ABLE TO PAY STOCKHOLDER DIVIDENDS OR MEET OUR OBLIGATIONS IF OUR INSURANCE SUBSIDIARY CANNOT PAY US DIVIDENDS


     We are an insurance holding company. We will depend principally on dividends from our insurance subsidiary, Reliance Surety, to satisfy our financial obligations, pay our expenses and pay dividends to our stockholders. The Delaware insurance law, to a significantly greater extent than Delaware's general corporation law, limits the amount and timing of shareholder dividends payable by Reliance Surety to Reliance Surety Group. If Reliance Surety is unable to pay stockholder dividends in the future, we may not be able to pay dividends to our stockholders or meet our cash obligations.


OUR RESERVES MAY NOT BE ADEQUATE AND FUTURE ADJUSTMENTS MAY BE REQUIRED


     Our reserves are based on loss estimates that may differ from actual future loss payments due to the inherent uncertainties involved in the process of establishing reserves. We have had both favorable and unfavorable reserve adjustments in recent periods. Unfavorable reserve adjustments required to cure any deficiencies are charged against earnings and could have a material adverse effect on us. Our reserves, including the stated amount of salvage and subrogation, are reviewed by the Reliance Insurance companies' internal actuaries. In addition, the adequacy of our reserves has been, and is expected to continue to be, reviewed periodically by a nationally recognized independent actuarial consulting firm.


WE MAY BE ADVERSELY AFFECTED IF OUR YEAR 2000 EFFORTS ARE NOT SUCCESSFUL


     The Year 2000 issue relates to computer systems that were designed using two digits, rather than four, to represent a given year. Computer programs that have date-sensitive software may recognize "2000" as the year 1900, rather than 2000, possibly resulting in major system failures or miscalculations and disruption of our operations. Any failure of our internal systems or failure of the systems of third parties with which we have relationships, including customers and business partners, as a result of the Year 2000 issue could have a material adverse effect on us.

OUR CLAIMS EXPERIENCE MAY BE MATERIALLY ADVERSELY AFFECTED IF OUR CUSTOMERS' YEAR 2000 EFFORTS ARE NOT SUCCESSFUL


     If our customers do not successfully address their Year 2000 issue, they could be materially adversely affected. This may make it more likely that they will fail to perform the obligations with respect to which we have issued surety bonds. In addition, failure of computer systems could adversely affect the safeguards against the type of risks covered by our fidelity bonds. In those events we could experience more frequent and/or larger claims than historically has been the case, which could have a material adverse effect on us.



THERE HAS BEEN NO PRIOR MARKET FOR OUR COMMON STOCK, AND AN ACTIVE TRADING MARKET MAY NOT DEVELOP FOLLOWING THIS OFFERING


     Before this offering, there has not been a public market for our common stock, and the trading market price for our common stock may decline below the initial public offering price. We cannot predict the extent to which a market will develop or how liquid that market might become. The initial public offering price for the shares of our common stock will be determined by negotiations among Reliance Group Holdings, us and the representatives of the underwriters and may not be indicative of prices that will prevail in the trading market. See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price.

FUTURE SALES OF OUR COMMON STOCK MAY CAUSE OUR STOCK PRICE TO DECLINE


     Sales of significant amounts of our common stock in the public market after this offering or the perception that sales will occur could adversely affect the market price of our common stock or our future ability to raise capital through
an offering of our equity securities. Of the        shares of common stock to be
outstanding upon the closing of this offering, the        shares offered hereby
will be eligible for immediate sale in the public market without restriction, unless the shares are purchased by our "affiliates" within the meaning of
Rule 144 under the Securities Act of 1933. The remaining        shares of our
common stock held by Reliance Insurance Company upon the closing of this offering will be "restricted securities", as that term is defined in Rule 144 of the Securities Act. Restricted securities may be sold in the public market only in compliance with the registration requirements of the Securities Act or pursuant to an exemption from registration, including the exemption provided by Rule 144. All of the restricted securities held by Reliance Insurance Company will be subject to 180-day lock-up agreements (subject to any restrictions applicable to Reliance Insurance Company under the insurance laws of the Commonwealth of Pennsylvania), but are entitled to the benefits of the registration rights agreement described in "Related Party Transaction--Registration Rights Agreement".


     In addition, as of        , 1999, there were outstanding options to
purchase        shares of common stock which will be eligible for sale in the public market from time to time subject to vesting. See "Management", "Shares Eligible for Future Sale" and "Underwriting".

                                USE OF PROCEEDS


     We estimate that the net proceeds to us from the sale of the shares of
common stock sold by us in this offering will be approximately $       , at an
assumed initial public offering price of $       per share after deducting the
estimated underwriting discount and estimated offering expenses. If the underwriters' over-allotment option is exercised in full, we estimate the net
proceeds will be $       . We expect to retain $10.0 million of the net proceeds
at Reliance Surety Group for the payment of holding company expenses and stockholder dividends and contribute the remaining amount to the capital of our subsidiary, Reliance Surety.


                                DIVIDEND POLICY


     We intend to recommend to our board that it declare a cash dividend of
$       per quarter on our common stock. We intend that the first dividend will be paid in the first full fiscal quarter commencing after this offering. The declaration of dividends will be reviewed quarterly by our board of directors in light of our earnings, financial condition and capital requirements. The dividend may be adjusted or eliminated at the discretion of our board of directors on the basis of these or other considerations.


     As an insurance holding company, we will depend almost entirely on dividends and other payments from our insurance subsidiary Reliance Surety for the payment of cash dividends to our stockholders. The payments to us by Reliance Surety are restricted by the insurance laws of the State of Delaware, the state of domicile of Reliance Surety. In addition, the Insurance Commissioner of the State of Delaware has authority in certain circumstances to prohibit the payment of dividends and other amounts by Reliance Surety to us that would otherwise be permitted without regulatory approval. See "Business--Regulation".

                                 CAPITALIZATION


     The following table sets forth our capitalization as of June 30, 1999 on an "as adjusted" basis to reflect the net proceeds of the offering to be received by us and the amount of capital to be contributed by Reliance Insurance Company. See "Pro Forma Summary Financial Data".



                                                                                    JUNE 30, 1999
                                                                                    -------------
                                                                                     (THOUSANDS)
Debt.............................................................................     $      --
Shareholders' equity:
  Preferred stock, par value $1.00 per share: 20,000,000 shares authorized and no
     shares issued and outstanding, as adjusted..................................            --
  Common stock, par value $0.10 per share: 100,000,000 shares authorized and
          shares issued and outstanding, as adjusted.............................       219,394
                                                                                      ---------
     Total capitalization........................................................     $ 219,394
                                                                                      ---------
                                                                                      ---------



     The net proceeds from this offering, together with the amount of capital contributed by Reliance Insurance Company, will provide Reliance Surety with a statutory policyholders' surplus of $150.0 million as of the consummation of this offering.

                                    DILUTION


     The pro forma net tangible book value of our common stock on June 30, 1999
was $   million, or approximately $   per share. Pro forma net tangible book
value per share represents the amount of our total tangible assets less total
liabilities, divided by the    pro forma number of shares outstanding. Dilution
in net tangible book value per share represents the difference between the amount per share paid by purchasers of shares in this offering and the net tangible book value per share immediately after the offering. After giving effect to our sale of the shares offered hereby and after deducting the underwriting discounts and commissions and estimated offering expenses payable
by us, our net tangible book value would have been $   or $   per share. This
represents an immediate increase in net tangible book value of $   per share to
our existing stockholder and an immediate dilution in net tangible book value of
$   per share to new investors. The following table illustrates this per share dilution.


Assumed initial public offering price per share...........................................               $
  Pro forma net tangible book value per share as of June 30, 1999.........................   $
  Increase per share attributed to new investors..........................................   $
Pro forma net tangible book value per share after the offering............................               $
Dilution in pro forma net tangible book value per share to new investors..................               $


     Assuming the exercise in full of the underwriters' over-allotment option, our pro forma as adjusted net tangible book value at June 30, 1999 would be
approximately $   per share, representing an immediate increase in the pro forma
net tangible book value of $   per share to our existing stockholder and an
immediate decrease in net tangible book value of $   per share to new investors.
The following table summarizes, on a pro forma as adjusted basis, as of    ,
1999, the difference between the number of shares of common stock purchased from us, the total consideration paid to us, and the average price per share paid by our existing stockholder and by new investors at the initial public offering
price of $   per share, before deducting the estimated underwriting discounts and offering expenses.


                                                                SHARES PURCHASED     TOTAL CONSIDERATION     AVERAGE
                                                               ------------------    -------------------    PRICE PER
                                                               NUMBER     PERCENT     AMOUNT     PERCENT      SHARE
                                                               -------    -------    --------    -------    ---------
Existing stockholders.......................................                    %    $                 %    $
New investors...............................................
                                                               -------     -----     --------     -----     ---------
  Total.....................................................                    %    $                 %    $
                                                               -------     -----     --------     -----     ---------
                                                               -------     -----     --------     -----     ---------


     The discussion and the tables above assume no exercise of stock options outstanding on the date of this prospectus and no issuance of shares reserved for future issuance under our equity plans. As of the date of this prospectus,
there were options outstanding to purchase    shares of common stock at a
weighted average exercise price of $   per share. Assuming the exercise in full
of all of these options, our pro forma as adjusted net tangible book value at
June 30, 1999 would be $   per share, representing an immediate increase in the
pro forma net tangible book value of $   per share to our existing stockholder
and an immediate decrease in net tangible book value of $   per share to new
investors. See "Capitalization" and "Management".

                                  THE COMPANY

PREDECESSOR OPERATIONS


     Prior to this offering, our insurance operations have been conducted as an operating unit of the Reliance Insurance companies. We write most of our business using the insurance rate and form filings of the Reliance Insurance companies. In addition, we receive a number of administrative and other services (such as investment management services, telecommunications services, computer access and support, human resource assistance, accounting, financial and actuarial support, and legal, tax and various other business services) from the Reliance Insurance companies. However, we have been managed as a separate profit center of the Reliance Insurance companies by our own management team.


FORMATION OF RELIANCE SURETY GROUP


     Reliance Surety Group, Inc. was incorporated in Delaware on September 27, 1999. Reliance Insurance Company subscribed for all of the then outstanding shares of our common stock, and subsequently contributed to us all of the outstanding capital stock of Reliance Surety Company. Prior to the consummation of the offering, we intend to enter into the Quota Share and Loss Portfolio Reinsurance Agreement, which provides for the reinsurance and loss portfolio transfer transactions described in "Related Party Transactions--Quota Share and Loss Portfolio Reinsurance Agreement".



     Reliance Insurance Company will also make a capital contribution to us. Following the capital contribution, the transfers pursuant to the Quota Share and Loss Portfolio Reinsurance Agreement, and the receipt of the net proceeds of this offering (x) the statutory policyholders' surplus of Reliance Surety will be at least $150 million and (y) our shareholders' equity will be at least an amount which, had this offering been consummated on June 30, 1999, would have been $219,394,000, the amount of our pro forma stockholders' equity at June 30, 1999. See "Summary--Pro Forma Summary Financial Data". The amounts transferred both pursuant to the Quota Share and Loss Portfolio Reinsurance Agreement and as a capital contribution will be a combination of cash or investment grade fixed income securities. Any fixed income securities transferred will comply with our investment guidelines described in "Business--Investments" and will be valued using the Merrill Lynch Matrix Pricing model, a standard pricing model in the insurance industry.



     We also will enter into the Assignment and Assumption, Administrative Services, Tax Allocation, Trademark Assignment and Trademark License Agreements, and the Power of Attorney with the Reliance Insurance companies described in "Related Party Transactions". We plan to continue our relationship with the Reliance Insurance companies for the next few years and to take all steps, including obtaining the necessary regulatory approvals, to enable us to write the full array of our products on our own insurance forms.



     In connection with this offering, Reliance Group Holdings and its subsidiaries on behalf of itself and its subsidiaries (other than Reliance Surety Group) will indemnify us and our subsidiaries for all ordinary course liabilities relating to Reliance Group Holdings and its subsidiaries which arose prior to the consummation of this offering other than those ordinary course liabilities relating to the Reliance Surety operating unit of Reliance Insurance Company or those expressly assumed in the Quota Share and Loss Portfolio Reinsurance Agreement and pursuant to the other agreements described in "Related Party Transactions". Similarly, Reliance Surety Group will indemnify Reliance Group Holdings and its subsidiaries (other than Reliance Surety Group) for all ordinary course liabilities relating to the Reliance Surety operating units of Reliance Insurance Company other than those liabilities expressly assumed in the agreements described in "Related Party Transactions".

                       HISTORICAL SELECTED FINANCIAL DATA


     The following historical selected financial data should be read in conjunction with our financial statements and "Management's Discussion and Analysis" included elsewhere in this prospectus. The historical selected financial data presented below as of December 31, 1997 and 1998 and for each of the years ended December 31, 1996 through 1998 are derived from our audited special-purpose Statement of Certain Assets and Liabilities and special-purpose Statement of Certain Revenues and Claims and Expenses. The historical selected financial data as of December 31, 1994, 1995 and 1996 and as of and for the six months ended June 30, 1998 and 1999 and for each of the years ended
December 31, 1994 and 1995 have been derived from our unaudited special-purpose statements. In the opinion of management, our unaudited special-purpose statements include all adjustments, consisting of normal recurring adjustments, necessary for the fair presentation of certain assets and liabilities and certain revenues and claims and expenses at the dates and for the periods presented. Results of operations for the six months ended June 30, 1999 are not necessarily indicative of the results of operations to be expected for the full fiscal year or in future periods. The historical selected financial data of Reliance Surety Group do not include data with respect to assets, liabilities (other than loss reserves) and shareholder's equity because Reliance Group Holdings did not historically allocate the investment portfolio or capital of its subsidiaries to its operating units.



                                                                                                   SIX MONTHS ENDED
                                                         YEAR ENDED DECEMBER 31,                       JUNE 30,
                                           ----------------------------------------------------   -------------------
                                             1994       1995       1996       1997       1998       1998       1999
                                           --------   --------   --------   --------   --------   --------   --------
                                                                        ($ IN THOUSANDS)
OPERATING DATA:
Gross premium written...................   $170,543   $185,887   $204,060   $223,503   $249,307   $112,558   $126,895
                                           --------   --------   --------   --------   --------   --------   --------
                                           --------   --------   --------   --------   --------   --------   --------
Net premium written.....................   $117,989   $139,298   $159,183   $176,500   $204,367   $ 91,795   $103,409
                                           --------   --------   --------   --------   --------   --------   --------
                                           --------   --------   --------   --------   --------   --------   --------
Net premium earned......................   $108,833   $127,355   $147,416   $167,251   $196,693   $ 93,670   $101,391
Loss and loss adjustment expenses.......     25,214     21,379     37,833     42,890     42,712     21,355     31,531
Acquisition costs and other insurance
  expenses..............................     52,307     58,590     69,129     80,151     94,059     43,663     48,992
Other operating expenses................      3,317      3,564      4,220      5,740      5,512      2,781      3,085
                                           --------   --------   --------   --------   --------   --------   --------

Underwriting income.....................   $ 27,995   $ 43,822   $ 36,234   $ 38,470   $ 54,410   $ 25,871   $ 17,783
                                           --------   --------   --------   --------   --------   --------   --------
                                           --------   --------   --------   --------   --------   --------   --------
LOSS RESERVES:
Gross loss reserves (at period end).....   $ 82,262   $ 69,974   $ 78,243   $105,882   $112,920   $103,644   $122,225
Net loss reserves (at period end).......   $ 50,802   $ 46,602   $ 56,173   $ 67,075   $ 75,193   $ 71,674   $ 82,217

GAAP RATIOS:
Loss ratio..............................       23.2%      16.8%      25.7%      25.7%      21.7%      22.8%      31.1%
Expense ratio...........................       51.1       48.8       49.8       51.3       50.7       49.5       51.4
                                           --------   --------   --------   --------   --------   --------   --------

Combined ratio..........................       74.3%      65.6%      75.5%      77.0%      72.4%      72.3%      82.5%
                                           --------   --------   --------   --------   --------   --------   --------
                                           --------   --------   --------   --------   --------   --------   --------
STATUTORY RATIOS:
Loss ratio..............................       23.6%      19.0%      24.5%      24.7%      25.3%      21.7%      27.0%
Expense ratio...........................       51.5       49.5       48.4       51.1       50.0       49.9       52.6
                                           --------   --------   --------   --------   --------   --------   --------

Combined ratio..........................       75.1%      68.5%      72.9%      75.8%      75.3%      71.6%      79.6%
                                           --------   --------   --------   --------   --------   --------   --------
                                           --------   --------   --------   --------   --------   --------   --------
SURETY AND FIDELITY SECTOR STATUTORY
  RATIOS:(1)
Loss ratio..............................       38.9%      34.0%      35.9%      38.7%      40.6%       N/A        N/A
Expense ratio...........................       48.7       48.7       49.7       48.7       50.4        N/A        N/A
                                           --------   --------   --------   --------   --------   --------   --------

Combined ratio..........................       87.6%      82.7%      85.6%      87.4%      91.0%       N/A        N/A
                                           --------   --------   --------   --------   --------   --------   --------
                                           --------   --------   --------   --------   --------   --------   --------


------------------

(1) Industry ratios for the six months ended June 30, 1998 and 1999 are not available.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

     This discussion contains forward-looking statements based upon current expectations that involve risks and uncertainties. See "Risk Factors" and "Forward Looking Statements".


     We are a newly formed company, incorporated in September 1999. We have had no independent operating history. Therefore, the financial results which follow are not indicative of what our results would have been had we operated as a separate stand-alone company during these periods or of our future results. The following discussion and analysis should be read in conjunction with our statement of certain revenues and claims and expenses and certain assets and liabilities and the related notes thereto. Our financial statements reflect assets and liabilities identified as being attributable to our business. Because Reliance Group Holdings did not historically allocate the investment portfolio or capital of its subsidiaries to its business units, including us, our financial statements do not include an investment portfolio or shareholder's equity and, accordingly, do not include net investment income and realized gains and losses on investments. Historically, we have not maintained our own cash accounts nor engaged in cash management activities. Accordingly, cash flow data and information is not included in our financial statements nor in this management's discussion and analysis. Following this offering, we will have our own investment portfolio and future financial statements will reflect investment activities, including net investment income.


     Premium on contract surety bonds is earned over the estimated term of the bond, which varies with the estimated length of the underlying construction period. Premium on commercial surety bonds and fidelity bonds is earned ratably over the effective period of the bond.


     Loss and loss adjustment expenses are estimated based on an evaluation of both reported claims and statistical projections of claims incurred but not reported and loss adjustment expenses. Loss and loss adjustment expense and the unpaid loss and loss adjustment expense liability are net of estimates of salvage and subrogation. We apply generally accepted actuarial techniques to determine the estimates of ultimate liability. We do not discount reserves. The process of estimating claims is a complex task and the ultimate liability may be more or less than such estimates indicate. Adjustments of the probable ultimate liability, based on subsequent developments, are included in operations in the same period of such development. Our reserves, including the stated amount of salvage and subrogation, are reviewed by the Reliance Insurance companies' internal actuaries. In addition, the adequacy of our reserves has been, and is expected to continue to be, reviewed periodically by a nationally recognized independent actuarial consulting firm.


     The costs associated with the acquisition of surety and fidelity business are capitalized and amortized on a straight-line basis over the expected terms of the bonds in force. Such deferred acquisition costs consist of commissions, premium taxes and other bond issuance and underwriting expenses management deems variable. Deferred acquisition costs are periodically reviewed to determine whether they exceed recoverable amounts.

OUR BUSINESS AND INDUSTRY

     We develop, market and underwrite a broad array of surety and fidelity bonds for a diverse range of customers.


     Contract surety bonds, which represented 69% of our gross written premium during both 1998 and the six months ended June 30, 1999, secure the payment and/or performance of a contractual obligation generally with respect to a construction project. Contract surety bonds are generally required by federal, state and local governments for public works projects. The volume of contract surety business is influenced by a number of factors, including the general state of the economy and government spending. According to FMI Corporation, a leading provider of management consulting and education services to the construction industry, for the five year period ending in 1998, U.S. Government infrastructure spending on non-building projects (including highways, water supply, sewers, utilities and conservation) grew at a compounded annual rate of 2.8% and is expected to grow at a compounded annual rate of 9.8% from 1998 to 2000.


     Commercial surety bonds include all surety bonds other than contract surety bonds and usually cover obligations required by law. Fidelity bonds are insurance policies against employee theft, as well as forgery, burglary and robbery.

     For the five years ended 1998, our direct written premium grew at a compounded annual rate of 9.8% compared to 2.7% for the surety and fidelity sector.


     Total surety sector direct written premium has grown at a compounded annual rate of 5.3% over the five calendar years ended 1998. We have grown our surety direct written premium at a compounded annual rate of 9.6% over that same period. The following table sets forth a comparison of the growth of our surety direct written premium and the surety sector's direct written premium for the past five years on a statutory basis.

                    RELIANCE SURETY GROUP--SURETY OPERATIONS


                                                                                                        FIVE-YEAR
                                                                                                        COMPOUNDED
                                                            YEAR ENDED DECEMBER 31,                     ANNUAL
                                            --------------------------------------------------------    GROWTH
                                              1994        1995        1996        1997        1998       RATE
                                            --------    --------    --------    --------    --------    ----------
                                                                ($ IN MILLIONS)
Direct written premium...................     $148.0      $161.5      $176.0      $191.7      $214.5
Growth rate vs. prior year...............        9.3%        9.1%        9.0%        8.9%       11.9%       9.6%


                                 SURETY SECTOR


                                                                                                        FIVE-YEAR
                                                                                                        COMPOUNDED
                                                            YEAR ENDED DECEMBER 31,                     ANNUAL
                                            --------------------------------------------------------    GROWTH
                                              1994        1995        1996        1997        1998       RATE
                                            --------    --------    --------    --------    --------    ----------
                                                                ($ IN MILLIONS)
Direct written premium...................   $2,354.7    $2,469.4    $2,730.7    $2,795.8    $2,930.6
Growth rate vs. prior year...............        4.1%        4.9%       10.6%        2.4%        4.8%       5.3%



     Unlike property and casualty insurance losses, surety losses generally do not arise from acts of nature or accidents. Rather, surety losses generally result from failure of the principal (the entity whose performance we guarantee) to perform due to financial weakness or poor management. For example, a contractor might not finish a project due to cash flow difficulties arising from poor cash management or becoming over extended by taking on too many projects. The surety business is characterized by low frequency and relatively high severity of claims. As a result, our earnings and combined ratios can vary significantly from quarter to quarter. They may also be affected by changes in general economic conditions and governmental spending on public works projects. Our business also tends to be seasonal. In general, we write a majority of our premium in the second half of the year.



     Our claims personnel are proactive in identifying potential losses and taking the necessary actions to mitigate them. In addition to attorneys, our claims department includes accountants and engineers which enables us to process a higher percentage of our claims without using outside consultants. As a result, we believe our claims department handles claims on a more timely and cost effective basis and achieves better results than our competitors. Our claims personnel draw on their skills and experience in evaluating alternative ways of handling a claim. In some cases, this may simply mean negotiating a cash settlement for a claim. In other cases, our claims personnel may decide to finance a contractor experiencing financial difficulty so that he can complete the project, or to hire a new contractor to complete the project. If we hire a contractor, it will typically be one of our customers, and one of our engineers will manage the project to completion.


     For the five calendar years ended 1998, fidelity sector direct written premium has decreased at a compounded annual rate of 4.3%. At the same time, our fidelity direct written premium has grown at a compounded annual rate of 10.8%, primarily as a result of our marketing of fidelity insurance products to commercial customers.


     The following table sets forth a comparison of our underwriting results and the surety and fidelity sector's underwriting results for the past five calendar years on a statutory basis.

             RELIANCE SURETY GROUP--SURETY AND FIDELITY OPERATIONS


                                                                           YEAR ENDED DECEMBER 31,
                                                                     ------------------------------------    FIVE-YEAR
                                                                     1994    1995    1996    1997    1998     PERIOD
                                                                     ----    ----    ----    ----    ----    ---------
Loss ratio........................................................   23.6%   19.0%   24.5%   24.7%   25.3%      23.6%
Expense ratio.....................................................   51.5    49.5    48.4    51.1    50.0       50.1
                                                                     ----    ----    ----    ----    ----      -----
Combined ratio....................................................   75.1%   68.5%   72.9%   75.8%   75.3%      73.7%
                                                                     ----    ----    ----    ----    ----      -----
                                                                     ----    ----    ----    ----    ----      -----


                           SURETY AND FIDELITY SECTOR


                                                                           YEAR ENDED DECEMBER 31,
                                                                     ------------------------------------    FIVE-YEAR
                                                                     1994    1995    1996    1997    1998     PERIOD
                                                                     ----    ----    ----    ----    ----    ---------
Loss ratio........................................................   38.9%   34.0%   35.9%   38.7%   40.6%      37.8%
Expense ratio.....................................................   48.7    48.7    49.7    48.7    50.4       49.2
                                                                     ----    ----    ----    ----    ----      -----
Combined ratio....................................................   87.6%   82.7%   85.6%   87.4%   91.0%      87.0%
                                                                     ----    ----    ----    ----    ----      -----
                                                                     ----    ----    ----    ----    ----      -----


------------------

RESULTS OF OPERATIONS--YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998

     Premium. Net premium written (premium written net of ceded premium) and net premium earned for the years 1996, 1997 and 1998 were as follows:


                                                 NET PREMIUM WRITTEN                  NET PREMIUM EARNED
                                           --------------------------------    --------------------------------
                                               YEAR ENDED DECEMBER 31,             YEAR ENDED DECEMBER 31,
                                           --------------------------------    --------------------------------
                                             1996        1997        1998        1996        1997        1998
                                           --------    --------    --------    --------    --------    --------
                                                                       (THOUSANDS)
Contract surety.........................   $101,449    $114,320    $137,288    $ 93,604    $109,248    $135,020
Commercial surety.......................     32,726      34,877      38,258      30,849      32,845      36,316
Fidelity................................     25,008      27,303      28,821      22,963      25,158      25,357
                                           --------    --------    --------    --------    --------    --------
                                           $159,183    $176,500    $204,367    $147,416    $167,251    $196,693
                                           --------    --------    --------    --------    --------    --------
                                           --------    --------    --------    --------    --------    --------


     The 15.8% increase in net premium written in 1998, when compared to 1997, and the 17.6% increase in net premium earned primarily resulted from growth in contract surety net premium written of 20.1% and net premium earned of 23.6%. Our contract surety business increased as a result of increased construction activity by existing customers, the addition of new customers and, to a lesser extent, a reduction in ceded premium as a result of a change in our reinsurance program. The increase in our new customers resulted in part from the hiring, in May 1998, of new underwriters with existing relationships. The growth in contract surety business was achieved despite price competition and the impact of consolidation among contractors in 1998. The 9.7% and 10.6% increase in commercial surety net premium written and net premium earned in 1998, when compared to 1997, primarily reflects increased premium from new customers obtained. The 5.6% increase in fidelity net premium written in 1998, and the 0.8% increase in net premium earned, when compared to 1997, resulted from growth in commercial fidelity where price competition has been less intense when compared to fidelity bonds written for financial institutions.

     The 10.9% increase in net premium written in 1997, when compared to 1996, and the 13.5% increase in net premium earned primarily resulted from growth in contract surety, particularly small contractor business. Contract surety net premiums written and net premium earned increased 12.7% and 16.7% in 1997, respectively. The increase in commercial surety net premium written and net premium earned in 1997, when compared to 1996, reflects an increase in the number of commercial surety bonds written. The increase in fidelity net premium written of 9.2% and net premium earned of 9.6% for 1997 as compared to 1996 resulted from growth in commercial fidelity business.

     Underwriting Results. The following table is an analysis of our underwriting income for each of the three years ended December 31, 1998:

                                                                                    YEAR ENDED DECEMBER 31,
                                                                                --------------------------------
                                                                                  1996        1997        1998
                                                                                --------    --------    --------
                                                                                        ($ IN THOUSANDS)
Net premium earned...........................................................   $147,416    $167,251    $196,693
                                                                                --------    --------    --------
Loss and loss adjustment expenses............................................     37,833      42,890      42,712
Other insurance expenses(1)..................................................     73,349      85,891      99,571
                                                                                --------    --------    --------
                                                                                 111,182     128,781     142,283
                                                                                --------    --------    --------
Underwriting income..........................................................   $ 36,234    $ 38,470    $ 54,410
                                                                                --------    --------    --------
                                                                                --------    --------    --------
Loss ratio...................................................................       25.7%       25.7%       21.7%
Expense ratio................................................................       49.8        51.3        50.7
                                                                                --------    --------    --------
Combined ratio...............................................................       75.5%       77.0%       72.4%
                                                                                --------    --------    --------
                                                                                --------    --------    --------

------------------

(1) Includes expenses allocated from Reliance Insurance Company of $7.0 million, $8.8 million and $9.2 million for the years ended December 31, 1996, 1997 and 1998, including rent expense of $3.2 million, $3.5 million and $4.4 million, respectively.

     The improvement in underwriting income in 1998 compared to 1997 reflects growth in net premium earned and a decline in both the loss and expense ratios. The decline in the loss ratio resulted from a low level of losses, particularly in contract surety, and to a lesser extent from favorable development in prior years' reserves as discussed below.

     Loss and loss adjustment expenses in 1998 and 1997 includes favorable development of prior years' reserves of $13.6 million and $9.5 million, respectively, which reduced the 1998 and 1997 loss ratio by 6.9 and 5.7 points, respectively. These favorable developments primarily occurred in contract surety and, to a lesser extent, in the fidelity line of business.

     The improvement in underwriting income in 1997, when compared to 1996, reflects growth in net premium earned, as well as the favorable development of prior years' reserves of $9.5 million in 1997. These favorable developments were partially offset in 1997 by an increase in the expense ratio due to increased incentive compensation plan accruals and higher agent commissions paid.

INTERIM RESULTS OF OPERATIONS--SIX MONTHS ENDED JUNE 30, 1999 AND 1998

     Premium. Net premium written and net premium earned for the six months ended June 30, 1998 and 1999 are as follows:


                                                            NET PREMIUM WRITTEN    NET PREMIUM EARNED
                                                            -------------------    -------------------
                                                                    SIX MONTHS ENDED JUNE 30,
                                                            ------------------------------------------
                                                             1998        1999       1998        1999
                                                            -------    --------    -------    --------
                                                                           (THOUSANDS)
Contract surety..........................................   $61,760    $ 70,263    $63,563    $ 69,263
Commercial surety........................................    18,487      19,800     17,806      18,292
Fidelity.................................................    11,548      13,346     12,301      13,836
                                                            -------    --------    -------    --------
                                                            $91,795    $103,409    $93,670    $101,391
                                                            -------    --------    -------    --------
                                                            -------    --------    -------    --------


     The 12.7% and 8.2% increase in net premium written and net premium earned in the first six months of 1999, when compared to the corresponding prior year period, resulted primarily from new contractor surety business. This was due in part to the hiring, in May 1998, of new underwriters with existing customer relationships. We also experienced growth in our fidelity line of business as a result of increased commercial fidelity business.

     Underwriting Results. The following table is an analysis of our underwriting income for the first six months of 1998 and 1999:

                                                                                               SIX MONTHS ENDED
                                                                                                   JUNE 30,
                                                                                              -------------------
                                                                                               1998        1999
                                                                                              -------    --------
                                                                                               ($ IN THOUSANDS)
Net premium earned.........................................................................   $93,670    $101,391
                                                                                              -------    --------
Loss and loss adjustment expenses..........................................................    21,355      31,531
Other insurance expenses(1)................................................................    46,444      52,077
                                                                                              -------    --------
                                                                                               67,799      83,608
                                                                                              -------    --------
Underwriting income........................................................................   $25,871    $ 17,783
                                                                                              -------    --------
                                                                                              -------    --------
Loss ratio.................................................................................      22.8%       31.1%
Expense ratio..............................................................................      49.5        51.4
                                                                                              -------    --------
Combined ratio.............................................................................      72.3%       82.5%
                                                                                              -------    --------
                                                                                              -------    --------

------------------

(1) Includes expenses allocated from Reliance Insurance Company of $4.5 million and $5.0 million for the six months ended June 30, 1998 and 1999 including rent expense of $2.1 million and $2.3 million, respectively.


     The decrease in underwriting income in 1999 reflects an increase in large losses, primarily in contract surety. Losses over $1.0 million (net of recoveries), were $11.4 million in 1999 compared to $2.8 million in 1998. We believe the losses of over $1.0 million for the first six months of 1998 were unusually low. The amount of such losses can vary significantly from period to period, particularly with respect to short periods such as six months, due to the large size of such losses and their low frequency. In addition, in the second quarter of 1999, and in conjunction with an overall review of loss reserves of the Reliance Insurance companies, we increased loss reserves for business written in prior years by $4.1 million (4.0 loss ratio points) as indicated by the results of a review related to our loss reserves.


     The increase in the expense ratio in 1999 reflects higher net commission expense incurred.

LIQUIDITY AND CAPITAL RESOURCES

     Reliance Surety Group is an insurance holding company and it will have no significant operations or assets other than its ownership of all of the capital stock of its subsidiary, Reliance Surety. Reliance Surety Group intends to rely on cash dividends from its subsidiary to pay dividends to its stockholders and pay any operating expenses incurred. See "Dividend Policy".

     Reliance Surety's primary source of liquidity will be its net cash flow from operations, principally premium received, interest on investments, and proceeds from the sale or maturity of investments. Its cash flow will also be affected by operating expenses and by claims payments, which could include large loss payments. As a result, its cash flow could fluctuate significantly from period to period.

     We do not currently have material commitments for capital expenditures over the next twelve months. We expect that our financing and operating needs for the foreseeable future will be met by proceeds from this offering as well as by funds generated from operations.


     The indentures and other financing documents pursuant to which Reliance Group Holdings has issued indebtedness or otherwise borrowed money contain covenants which restrict in specified ways the activities of the subsidiaries of Reliance Group Holdings. Following this offering, we will continue to be deemed a subsidiary of Reliance Group Holdings for purposes of these documents. The restrictions include, among other things, the incurrence of indebtedness in excess of specified amounts. Although we have no current plans to incur any indebtedness, the covenants described in this paragraph may limit our ability to incur indebtedness should we decide to do so in the future. A substantial portion of the Reliance Group Holdings indebtedness matures during 2000.

YEAR 2000

     In general, the Year 2000 issue concerns many existing computers and software products which were originally coded to accept only two digit entries in the date code field. These computers and software products have been, or will need to be, either replaced or reprogrammed in order for computer systems to distinguish 21st century dates from 20th century dates.

     Our Information Technology. Our surety and fidelity bonds contain date sensitive data, such as expiration dates and premium payment dates. If our material computer systems are not Year 2000 compliant, our business operations, including claims and premium processing operations, financial reporting systems and actuarial calculations, could be materially adversely affected.

     Commencing in 1995, we replaced several obsolete systems, some of which were not Year 2000 compliant, with two primary business practice software applications. One of the applications processes our premiums and claims, and the other application performs underwriting and marketing functions. Both applications were installed as Year 2000 compliant. We have tested these systems to confirm their Year 2000 compliance, a process which we completed in the second quarter of 1999.

     We rely on many of the Reliance Insurance companies' information technology systems to provide us with administrative services which include, but are not limited to, e-mail, telephone and human resources. The Reliance Insurance companies have informed us that these systems have been tested where necessary and that they believe such systems are Year 2000 compliant.

     Third Party Information Technology. Even if all of our computer systems and software products are Year 2000 compliant, the failure of third parties with whom we do significant business to be Year 2000 compliant could materially adversely affect us. Accordingly, as part of our Year 2000 process, we have substantially completed our process of identifying certain third parties with whom we do significant business to determine whether they are, or will be, Year 2000 compliant. We have sent Year 2000 compliance questionnaires to our major reinsurers, reinsurance intermediaries, insurance brokers and agents, government and private agencies to which we electronically transmit, and from which we electronically receive, financial and other information, and to financial institutions and other vendors with which we do business. We have substantially completed our initial follow-up with third parties who either had not responded to such questionnaires or who had provided insufficiently detailed or inadequate responses to such questionnaires. We have conducted, and will conduct, selected systems testing as appropriate with third parties during 1999.

     We have been relying on the statements of third parties in assessing their Year 2000 readiness and in most cases we have not independently verified the accuracy of their statements. In certain cases, third parties have not responded, or have not responded adequately, to our inquiries, and therefore we have not been able to obtain reliable information regarding their Year 2000 readiness. We are in the process of assessing whether the failure of any of those third parties to be Year 2000 compliant would have a material adverse effect on us. Of the responses that we have received to date, no third party has advised us that it has a Year 2000 issue that would have a material adverse effect on us. While we have taken, and are taking, what we believe are appropriate safeguards based on the assumption that the information provided by third parties who have responded adequately is accurate, there can be no assurances that the failure of such third parties to be Year 2000 compliant will not have a material adverse effect on us.

     Contingency Plans. We recently completed our contingency planning process to deal with situations in which various of our systems, or of third parties with whom we do business, may not be Year 2000 compliant. The contingency plans produced by us address matters including alternative means of recording and processing information if our computer systems could not process information due to a Year 2000 problem, alternative means of transmitting information if our e-mail systems and fax machines were rendered unusable due to a Year 2000 problem, and alternative supply and distribution channels if selected key business partners were unavailable due to a Year 2000 problem.

     Costs. Through September 30, 1999, we had incurred $305,000 in costs related to compliance assurance testing, confirming the Year 2000 compliance of third parties, and contingency planning. We expect to incur additional costs of $26,000 through year-end 2000.

     Our Customers' Year 2000 Efforts. If our customers do not successfully address their Year 2000 issue, they could be materially adversely affected. This may make it more likely that they will fail to perform the obligations with respect to which we have issued surety bonds. In addition, failure of computer systems could adversely affect the safeguards against the type of risks covered by our fidelity bonds. In those events we could experience more frequent and/or larger claims than historically has been the case, which could have a material adverse effect on us.

                                    BUSINESS

     We are an insurance holding company that, through our insurance subsidiary, develops, markets and underwrites a broad array of surety and fidelity bonds for a diverse range of customers. We market our products in all 50 states, as well as the District of Columbia and Puerto Rico.

     In 1998 we were the third largest provider of surety bonds and the ninth largest provider of fidelity bonds in the U.S. based on direct written premium. Direct written premium is the amount of premium we write before giving effect to reinsurance ceded or assumed.

     Our business is organized around a system of 34 field offices supported by home office underwriting and claims teams. We believe that the strength and experience of our field underwriters and our home office claims and underwriting departments are critical factors in our success.

     For 1998 and the six months ended June 30, 1999, we reported
$246.4 million and $125.6 million of direct written premium, respectively, and achieved statutory combined ratios of 75.3% and 79.6%, respectively.

     We write contract and commercial surety bonds and fidelity bonds. Contract surety bonds secure the payment and/or performance of a contractual obligation generally with respect to a construction project. Contract surety bonds are generally required by federal, state and local governments for public works projects. Commercial surety bonds include all surety bonds other than contract surety bonds and usually cover obligations required by law. Fidelity bonds are insurance policies against employee theft, as well as forgery, burglary or robbery. Contract surety bonds accounted for 69% of our gross written premium during both 1998 and the six months ended June 30, 1999. Most of the contract surety bonds we write are for contractors engaged in the construction of public works projects, such as highway, bridges and schools, and, to a lesser extent, commercial real estate and multifamily housing.

     In 1998 the U.S. surety sector aggregated approximately $2.9 billion in direct written premium and the U.S. fidelity sector aggregated approximately $0.8 billion in direct written premium.

STRATEGY

     Our objective is to maximize our profitability while maintaining our position as one of the leading providers of surety and fidelity products in the United States. In order to accomplish this objective:


     o WE UNDERWRITE OUR SURETY BONDS TO A ZERO-LOSS GOAL. Unlike property and casualty losses, surety losses generally result from failure of the principal (the entity whose performance we guarantee) to perform due to financial weakness or poor management. As part of our underwriting process, we carefully analyze the principal's creditworthiness and management capabilities. We have achieved loss ratios that have outperformed the surety and fidelity sector because of our emphasis on credit analysis and field office diligence, our unique compensation structure and the training and teamwork among our experienced underwriters and claims personnel.


     o WE OFFER ONE OF THE BROADEST ARRAYS OF CONTRACT AND COMMERCIAL SURETY AND FIDELITY PRODUCTS IN THE INDUSTRY. Our products are designed for a diverse range of customers including large, medium and small contractors--our core markets--and other companies, including financial institutions and retailers. As a result, we can provide our independent agents with products that address almost all of their customers' surety and fidelity needs.

     o WE ARE DEDICATED TO "BUILDING RELATIONSHIPS AND KEEPING THEM STRONG."(REGISTERED) We believe that the strength of our relationships with agents and customers and our high level of service have been instrumental to our ability to grow significantly faster than the overall surety and fidelity sector. The underwriters in our 34 field offices are highly responsive to our customers, understand their businesses and provide continuity of service at the local level.


     o WE COMPENSATE OUR UNDERWRITERS TO ENCOURAGE PROFITABLE GROWTH. Our field office underwriters receive bonuses based on the profitability and production of their respective field offices. We believe that our focus on profitable growth encouraged by this compensation structure has been a major factor in enabling us to achieve growth rates and combined ratios that are among the best in the surety and fidelity sector.



     o WE HAVE A HIGHLY SKILLED CLAIMS DEPARTMENT WHICH HAS BEEN INSTRUMENTAL IN ACHIEVING OUR LOW LOSS RATIOS. Our claims personnel are proactive in identifying potential losses and taking the necessary actions to mitigate them. In addition to attorneys, our claims department includes accountants and engineers which enables us to resolve a high percentage of our claims without using outside consultants. As a result, we believe our claims department handles claims on a more timely and cost effective basis and achieves better results than our competitors.


     o WE RECRUIT AND DEVELOP HIGHLY QUALIFIED EMPLOYEES. We actively recruit experienced surety professionals, engineers and accountants, and recent college graduates. We have also implemented a training program for both our new underwriters and our existing employees, which we believe is the most extensive in the surety and fidelity sector and which is headed by a full-time training officer. We believe that our emphasis on recruiting and retaining highly qualified personnel enables us to provide our clients with outstanding service and has been critical to our success.

     o WE USE REINSURANCE TO PROTECT OUR CAPITAL AND REDUCE THE VOLATILITY OF OUR EARNINGS. We have structured our reinsurance program to reflect the nature of the losses which may be incurred in the surety and fidelity businesses. Through a combination of quota share and excess of loss reinsurance agreements with highly rated reinsurance companies we protect our capital and substantially limit our losses.

     o WE CREATE MORE EFFICIENT PRODUCT DISTRIBUTION THROUGH THE USE OF ADVANCED TECHNOLOGY. We intend to have a web-based bond form library system on-line by the end of the first quarter of 2000. We also intend to pursue other technological advances that could streamline our underwriting and distribution processes. We believe that technology will allow us to expand our distribution capabilities while at the same time reducing our distribution costs.

PRODUCTS

     Surety bonds, unlike other property and casualty policies, are three-party agreements in which the issuer of the bond (the surety) guarantees to a second party (the owner/obligee) the fulfillment of some obligation on the part of a third party (the principal). For example, a contractor (the party being bonded, or the principal) generally requires bonds to demonstrate that it, or a suitable third party (the surety), has the financial resources to complete the project. The bond effectively transfers the risk of the contractor's failure to complete the project from the owner of the project (the obligee) to the surety.

     Contract surety bonds secure the payment and/or performance of a contractual obligation, generally with respect to a construction project such as the construction of a highway or the installation of a ventilation system. Commercial surety bonds include all surety bonds other than contract surety bonds and usually cover obligations required by law. An example is a bond securing the payment of a money judgment by a defendant pending the outcome of an appeal. Fidelity bonds are insurance policies against employee theft, as well as forgery, burglary and robbery.

     The following table sets forth, for the periods shown, gross written premium from our contract surety, commercial surety and fidelity businesses:


                                                                                    SIX MONTHS ENDED
                                                  YEAR ENDED DECEMBER 31,               JUNE 30,
                                              --------------------------------    --------------------
                                                1996        1997        1998        1998        1999
                                              --------    --------    --------    --------    --------
                                                                    (THOUSANDS)
Contract surety............................   $138,404    $152,216    $171,276    $ 77,607    $ 87,625
Commercial surety..........................     38,247      40,418      44,717      21,346      23,924
Fidelity...................................     27,409      30,869      33,314      13,605      15,346
                                              --------    --------    --------    --------    --------
     Total.................................   $204,060    $223,503    $249,307    $112,558    $126,895
                                              --------    --------    --------    --------    --------
                                              --------    --------    --------    --------    --------

     Contract Surety Bonds. Our largest line of business, contract surety bonds accounted for 69% of total gross written premium during both 1998 and the six months ended June 30, 1999. Our underwriters are dedicated to either the standard or small contractor business. Underwriters specializing in the small contractor business apply different techniques, such as placing a greater reliance on credit checks and personal references. During 1998, standard contractors accounted for 77% of our total contract surety gross written premium, while small contractors accounted for the remaining 23%.

     Most of the contract surety bonds we write are for contractors engaged in the construction of public works projects and, to a lesser extent, commercial real estate and multi-family housing. Spending on public works projects is generally expected to increase over the next few years in light of recent actions by governmental authorities to increase spending on infrastructure projects.

     We typically issue three types of contract surety bonds during the course of a construction project: a bid bond, a performance bond and a payment bond. The bid bond, used by contractors submitting bids on potential projects, guarantees that the contractor will enter into the contract if the bid is accepted. Once the contract is executed, the bid bond is replaced with a performance bond and payment bond. The performance bond guarantees the performance of the contract in accordance with its terms and provisions, while the payment bond guarantees the contractor's payment for labor, sub-contractors and materials for the project. Bid bonds are issued as an accommodation to our customers and accordingly we usually do not charge to issue them. We price the performance and payment bonds together based, in part, on the size of the overall project.

     The following table sets forth the type of contractors that accounted for our contract surety gross written premium for the periods indicated:


                                                           YEAR ENDED                  NINE MONTHS ENDED
                                                        DECEMBER 31, 1998             SEPTEMBER 30, 1999
                                                   ---------------------------    ---------------------------
                                                   GROSS WRITTEN                  GROSS WRITTEN
                                                    PREMIUM         % OF TOTAL     PREMIUM         % OF TOTAL
                                                   -------------    ----------    -------------    ----------
                                                                        ($ IN MILLIONS)
General building................................      $  61.4           35.8%        $  52.7           38.6%
Heavy highway...................................         23.6           13.8            18.1           13.3
Electrical......................................          9.3            5.4             7.5            5.5
Mechanical/HVAC(1)..............................          9.1            5.3             8.1            5.9
Other trade(2)..................................         27.2           15.9            18.2           13.3
All other(3)....................................         40.7           23.8            31.9           23.4
                                                      -------         ------         -------         ------
     Total......................................      $ 171.3          100.0%        $ 136.5          100.0%
                                                      -------         ------         -------         ------
                                                      -------         ------         -------         ------


------------------
(1) Heating, ventilation and air conditioning.

(2) Includes dry wall, painting, landscaping and plumbing.

(3) Includes supply contracts, service contracts, garbage collection contracts, school bus contracts and janitorial services contracts.

     Commercial Surety Bonds. Commercial surety bonds accounted for 18% and 19%, respectively, of total gross written premium during 1998 and the six months ended June 30, 1999. We write a wide range of commercial surety bonds for a diverse mix of customers, from individuals to Fortune 1000 companies. The following are examples of commercial surety bonds we write:

     o License and permit bonds: used by persons who engage in certain activities like selling real estate, selling automobiles, operating a travel agency, operating a grain elevator or selling liquor.

     o Court bonds: used by a plaintiff or defendant to pursue a legal action.

     o Self-insurer's bonds: used by corporations who want to self-insure their obligations, including workers' compensation obligations.

     o Fiduciary bonds: used by fiduciaries, including executors and administrators of estates and guardians of minors and incompetents, for the protection of those on whose behalf the fiduciary acts.


     o Reclamation bonds: used by mining companies to assure restoration of the surrounding area to a government-approved condition.

     The following table sets forth the type of bonds that accounted for our commercial surety gross written premium for the periods indicated:

                                                           YEAR ENDED                  NINE MONTHS ENDED
                                                        DECEMBER 31, 1998             SEPTEMBER 30, 1999
                                                   ---------------------------    ---------------------------
                                                   GROSS WRITTEN                  GROSS WRITTEN
                                                    PREMIUM         % OF TOTAL     PREMIUM         % OF TOTAL
                                                   -------------    ----------    -------------    ----------
                                                                        ($ IN MILLIONS)
License and permit bonds........................       $13.7            30.6%         $10.7            29.4%
Court bonds.....................................         6.0            13.4            5.3            14.6
Self-insurer's bonds............................         4.5            10.1            3.3             9.1
Fiduciary bonds.................................         2.6             5.8            2.2             6.0
Reclamation bonds...............................         2.8             6.3            1.5             4.1
Other...........................................        15.1            33.8           13.4            36.8
                                                       -----          ------          -----          ------
     Total......................................       $44.7           100.0%         $36.4           100.0%
                                                       -----          ------          -----          ------
                                                       -----          ------          -----          ------

     Fidelity Bonds. Fidelity bonds represented approximately 13% and 12%, respectively, of total gross written premium during 1998 and the six months ended June 30, 1999.

     Both our commercial customers and our financial institution customers purchase fidelity bonds as protection against risks generally associated with employee theft, as well as forgery, burglary and robbery.

     In 1993 we recognized that consolidation in the financial services industry could negatively impact what was then our core fidelity insurance business with commercial banks and thrifts. As a result we intensified the marketing of our fidelity insurance products to commercial customers, including manufacturing, retail and service businesses. Sales to commercial customers as a percentage of our total fidelity bond sales have increased from 45% in 1996 to 60% in 1998 based on total fidelity gross written premium.

MARKETING AND DISTRIBUTION

     We market our products in all 50 states, as well as the District of Columbia and Puerto Rico, through independent agents. As of June 30, 1999, we distributed our products through approximately 3,500 independent agents located throughout the United States. Distribution of our products is managed by underwriters from our 34 field offices in the United States who are specifically trained to market and sell our surety and fidelity products. These underwriters are our main link to our independent agents and customers and are primarily responsible for developing and maintaining those relationships. We believe that the strength of these relationships creates customer loyalty.

     Our field underwriters' relationships with our agents and customers also provide our main source of information with respect to the developing surety and fidelity needs of the marketplace generally and of our customers. If our underwriters identify a need, they report it to our senior management who assess whether we can profitably capitalize on it.

     For example, in response to an expressed agent and customer desire for a quicker, more efficient way of purchasing and processing small commercial surety and fidelity bonds, we created our Express Surety program. Express Surety handles our customers' commercial surety and routine fidelity needs of under $100,000. We have given our agents underwriting authority for the conventional, low loss risk bonds that qualify for the Express Surety program. We have provided our agents with pre-executed bond forms for certain of those bonds. If an agent does not have underwriting authority for a bond, the agent can call us for a decision, which we generally provide within two hours. We have also reduced the agent's reporting requirements and simplified the bond renewal process for bonds that qualify for the Express Surety program.

     Marsh & McLennan and Aon, two large international insurance brokers, were responsible for 13.1% and 8.4%, respectively, of our gross written premium in 1998, and 12.6% and 8.5%, respectively, of our gross written premium in the six months ended June 30, 1999.

     The following table sets forth the distribution of our business by state, based on direct written premium for the periods indicated. No other state accounted for more than 5% of our direct written premium.


                                                           PERCENTAGE OF DIRECT WRITTEN PREMIUM
                                                          ---------------------------------------
                                                          DECEMBER 31, 1998    SEPTEMBER 30, 1999
                                                          -----------------    ------------------
California.............................................          15.9%                 15.4%
New York...............................................           7.5                   8.6
Texas..................................................           6.0                   6.6
Florida................................................           5.8                   6.3
Washington.............................................           5.8                   5.9



     We also write commercial and contract surety bonds in Europe and other parts of the world through our London field office. For the most part, these bonds are written to satisfy the overseas needs of our U.S. customers. International premium represented less than one percent of our direct written premium for 1998.


ORGANIZATION

     We operate through three divisions that are organized by region--Eastern, Central and Western. Each division is headed by a Vice President of Operations who reports directly to our Chief Operating Officer. Each division head is responsible for the administration and management of the field offices in his or her division and for all types of bonds written through the field offices. Each division head directs all activities of the field offices, including sales, marketing and underwriting. The Eastern division has 13 field offices, the Central division has 10 field offices and the Western division has 11 field offices.

     The following table sets forth the gross written premium for each division for the periods indicated:

                                                                                            SIX MONTHS
                                             YEAR ENDED DECEMBER 31,                      ENDED JUNE 30,
                             --------------------------------------------------------    ----------------
                                   1996                1997                1998                1999
                             ----------------    ----------------    ----------------    ----------------
                              GROSS               GROSS               GROSS               GROSS
                             WRITTEN    % OF     WRITTEN    % OF     WRITTEN    % OF     WRITTEN    % OF
                             PREMIUM    TOTAL    PREMIUM    TOTAL    PREMIUM    TOTAL    PREMIUM    TOTAL
                             -------    -----    -------    -----    -------    -----    -------    -----
                                                           ($ IN MILLIONS)
Eastern...................   $ 70.3      34.5%   $ 80.9      36.2%   $ 88.4      35.4%   $ 45.0      35.5%
Central...................     69.9      34.2      74.6      33.4      84.2      33.8      40.6      32.0
Western...................     63.9      31.3      68.0      30.4      76.7      30.8      41.3      32.5
                             -------    -----    -------    -----    -------    -----    -------    -----
     Total................   $204.1     100.0%   $223.5     100.0%   $249.3     100.0%   $126.9     100.0%
                             -------    -----    -------    -----    -------    -----    -------    -----
                             -------    -----    -------    -----    -------    -----    -------    -----

UNDERWRITING

     Surety Bonds. Our field office underwriters generally initiate the underwriting process. Underwriters in our home office review information concerning the customer provided by the field office underwriter and make the final underwriting decision. The home office underwriters generally grant the field office underwriters authority to approve bonds for a customer that aggregate no more than an established dollar amount. In addition, home office underwriters limit the authority of the field office underwriter to bonds containing standard provisions and which cover approved risks. Bonds that do not meet these parameters are required to be reviewed by an underwriter in our home office. Division heads, working out of our home office, generally have underwriting authority for bonds up to $40 million. Bonds in excess of that amount or that contain provisions or cover risks that our senior management believe require more extensive underwriting review are submitted to our Chief Operating Officer for final approval. We believe that this process enables us to be responsive to customer requests for new bonds while providing consistent underwriting standards.

     During 1997 and 1998, our surety business had a statutory loss ratio of 21.8% and 22.9%, respectively, as compared to 29.9% and 29.7%, respectively, for the surety sector. We underwrite our surety bonds to a zero-loss goal. We believe our favorable loss ratios are largely attributable to our underwriting culture and practices, including:

     o CREDIT ANALYSIS. A detailed credit analysis is critical to our underwriting function because the likelihood of loss is related to the financial strength of our customer.

     o FIELD OFFICE DILIGENCE. Underwriters in our field offices obtain third-party references and, in many instances, have face-to-face meetings with a potential customer. Field office underwriters also provide the home office with other information concerning a potential customer, including experience, performance in prior contracts and credit history.

     o OUR UNIQUE COMPENSATION STRUCTURE. Our underwriters receive bonuses based on the profitability and production of their respective field offices.

     o OUR UNDERWRITERS' EXPERIENCE AND TRAINING. Our underwriters have extensive experience in our industry and knowledge of the business being bonded. Our home office underwriters have an average of more than twenty years of experience in the surety business. We also have a formal training program for our underwriters.

     o TEAM-WORK. We stress team-work among our underwriters and claims specialists who can combine their expertise to make the underwriting decision.

     Our agents generally have underwriting authority with respect to the underwriting of bonds covering low loss risks sold by our Express Surety area. However, we regularly review the performance of each of the types of bonds our agents issue to ensure that they continue to be marketed and priced appropriately. We underwrite the larger and more risky bonds sold by our Express Surety area, which may include credit and other checks of the applicant. See "--Marketing and Distribution".

     Fidelity Bonds. Fidelity bonds more closely resemble traditional property and casualty policies than surety bonds because the insurer is primarily liable in the event of a loss. Like traditional property and casualty insurance, we use deductibles (below which we do not have to pay for a loss) and exclusions (events that we do not insure against) as part of underwriting and pricing a fidelity bond.

     For our fidelity bonds, our underwriters assess the risk based on a detailed analysis that includes a review of:

     o the customer's financial strength;

     o the customer's relationship with employees;

     o the internal controls and safeguards the customer has in-place;

     o the risks associated with the nature of the customer's business; and

     o general economic factors.

     Authority to underwrite commercial fidelity bonds is given to our field office underwriters for commercial fidelity bonds of less than $1 million. Home office underwriters, with input from our field office underwriters, are responsible for commercial fidelity bonds greater than $1 million.

REINSURANCE

     We have structured our reinsurance program to reflect the nature of the losses which may be incurred in the surety and fidelity businesses. The general effect of our reinsurance coverage is to reduce our ultimate retained loss in any of our product areas to:

     o Standard contractor--$4 million per customer account

     o Small contractor--$2 million per customer account

     o Commercial surety--$4 million per customer account

     o Fidelity--$1.5 million per bond


     We achieve this result through a program that includes quota share and excess of loss reinsurance coverage. We have had similar reinsurance arrangements in place since 1993.


     Our quota share reinsurance coverage operates to reduce our retained loss on each bond written for over $5 million on our contract and $2 million on our commercial surety products and $10 million on our fidelity products. This quota share reinsurance program covers a percentage of the loss on bonds of up to $100 million in the contract and commercial surety areas and of up to $50 million in the fidelity area.

     Our retained losses after giving effect to our quota share reinsurance are further reduced by application of our excess of loss coverage. Our excess of loss coverage in the contract and commercial surety areas covers us on an aggregate loss per customer account basis. That coverage in the fidelity area covers us on a per bond basis. Our excess of loss policies have a limit of $50 million per customer account for contractor and commercial surety bonds and a limit of $20 million per bond for fidelity bonds. Our reinsurance program also contains overall aggregate limits beyond which we retain exposure, and permits a specified number of reinstatements subject, in certain cases, to the payment of additional premium.

     The reinsurers at all levels of our reinsurance program are rated A or better by A.M. Best. At December 31, 1998 and September 30, 1999, our three principal reinsurers based on ceded premium and their A.M. Best ratings were:

                                                                        DECEMBER 31, 1998       SEPTEMBER 30, 1999
                                                                      ---------------------    ---------------------
                                                         A.M. BEST    PREMIUM    % OF CEDED    PREMIUM    % OF CEDED
                                                         RATING       CEDED      PREMIUM       CEDED      PREMIUM
                                                         ---------    -------    ----------    -------    ----------
                                                                               ($ IN MILLIONS)
Employers Re..........................................    A++          $11.4        25.4%       $ 7.9        21.6%
Everest Reinsurance...................................     A+            8.6        19.2          7.4        20.5
SCOR Reinsurance......................................     A+            5.9        13.1          5.1        14.0

     We remain liable to our customers, notwithstanding any failure of a reinsurer to fulfill its obligations under its reinsurance agreement. Our reinsurance agreements are for one year unless canceled by either party upon 90 days notice.

CLAIMS


     We believe that, along with underwriting, our claims personnel's ability to minimize losses and maximize recoveries in the claims process is critical to our success. Our claims personnel include 60 professional and administrative employees operating out of our divisional offices. The professionals on our staff include four accountants, four engineers and 21 attorneys who are dedicated to handling either surety or fidelity claims exclusively. This enables us to process a high percentage of our claims without using outside consultants. As a result, we believe our claims department handles claims on a more timely and cost effective basis and achieves better results than our competitors. Our professional claims personnel have on average 12 years of experience handling surety and fidelity claims.


     We have nine claims processors who handle our less complex, lower dollar claims. These claims processors handle claims at a relatively low cost to us and afford our claims professionals more time to focus on the more complicated, higher dollar claims. Files are assigned to these claims processors by a senior claims attorney who evaluates the size and nature of each claim to ensure that it is within the parameters set for review by them.

     Our claims personnel draw on their skills and experience in evaluating alternative ways of handling a claim. In some cases, this may simply mean negotiating a cash settlement for a claim. In other cases, our claims personnel may decide to finance a contractor experiencing financial difficulty so that he can complete the project, or to hire a new contractor to complete the project. If we hire a contractor, it will typically be one of our customers, and one of our engineers will manage the project to completion.

     Generally, we are entitled to recover amounts paid under a surety bond from the principal party whose performance it guarantees. Our ability to do so depends, however, on many factors, primarily the financial condition of the principal.

RESERVES FOR UNPAID LOSSES AND LOSS ADJUSTMENT EXPENSES


     Reserves are balance sheet liabilities representing estimates of future amounts needed to pay claims and related expenses with respect to insured events that have occurred. We employ generally accepted reserving approaches in establishing the estimated liability for unpaid loss and loss adjustment expenses that give consideration to the inherent difficulty and variability in the estimation process. However, given the complexity of the reserving process, reserves require continual updates and the ultimate liability may be more or less than the reserve estimates. Our reserves, including the stated amount of salvage and subrogation, are reviewed by the Reliance Insurance companies' internal actuaries. In addition, the adequacy of our reserves has been, and is expected to continue to be, reviewed periodically by a nationally recognized independent actuarial consulting firm.


     The estimated liability for unpaid losses and loss adjustment expenses includes, on an undiscounted basis, estimates of:

     o the ultimate settlement that will be paid on reported claims,

     o the ultimate settlement that will be paid on incurred but not reported claims,


     o future expenses to be incurred in the settlement of claims, and


     o claim recoveries (salvage and subrogation), exclusive of reinsurance recoveries, which are reported as an asset. Estimates of claims recoveries are netted against unpaid losses and loss adjustment expenses.

     These estimates are determined based on our loss experience and that of the surety and fidelity sector as well as our consideration of current trends and conditions. The estimated liability for unpaid losses and loss adjustment expenses is an estimate, and there is the potential that actual future loss payments will differ significantly from initial estimates. The methods of determining such estimates and the resulting estimated liability are regularly reviewed and updated. Changes in the estimated liability are reflected in operating income in the year in which such changes are determined to be needed.

     The following table presents the activity in the reserves for unpaid losses and loss adjustment expenses (loss reserves). This table highlights the impact of revisions to the estimated liability established in prior periods.

                                                                   YEAR ENDED DECEMBER 31,         SIX MONTHS
                                                                -------------------------------    ENDED JUNE
                                                                 1996        1997        1998       30, 1999
                                                                -------    --------    --------    -------------
                                                                          (THOUSANDS)
Loss reserves, beginning of period...........................   $69,974    $ 78,243    $105,882      $ 112,920
  Less reinsurance recoverables related to loss reserves.....    23,372      22,070      38,807         37,727
                                                                -------    --------    --------      ---------
Net loss reserves, beginning of period.......................    46,602      56,173      67,075         75,193
                                                                -------    --------    --------      ---------
Provision for loss and loss adjustment expenses:
  Provision for insured events of the current period.........    35,912      52,371      56,325         29,543
  Increase (decrease) in provision for insured events of
     prior periods...........................................     1,921      (9,481)    (13,613)         1,988
                                                                -------    --------    --------      ---------
     Total provision.........................................    37,833      42,890      42,712         31,531
                                                                -------    --------    --------      ---------
Payments for loss and loss adjustment expenses:
  Attributable to insured events of the current period.......    10,690      18,222      17,491          3,173
  Attributable to insured events of prior periods............    17,572      13,766      17,103         21,334
                                                                -------    --------    --------      ---------
     Total payments..........................................    28,262      31,988      34,594         24,507
                                                                -------    --------    --------      ---------
Net loss reserves, end of period(1)..........................    56,173      67,075      75,193         82,217
  Plus reinsurance recoverables related to loss reserves.....    22,070      38,807      37,727         40,008
                                                                -------    --------    --------      ---------
Loss reserves, end of period.................................   $78,243    $105,882    $112,920      $ 122,225
                                                                -------    --------    --------      ---------
                                                                -------    --------    --------      ---------

------------------
(1) Net of salvage and subrogation of $10,925,000, $9,325,000, $16,325,000 and
    $12,225,000 as of December 31, 1996, 1997, 1998 and June 30, 1999,
    respectively.

     The following table sets forth a reconciliation of our net loss reserves reported in accordance with generally accepted accounting principles, and our net reserves reported to state insurance regulatory authorities in accordance with statutory accounting principles for the period indicated:


                                                                       DECEMBER 31,                      JUNE 30,
                                                        --------------------------------------------    ------------
                                                            1996            1997            1998            1999
                                                        ------------    ------------    ------------    ------------
                                                                                (THOUSANDS)
GAAP balance.........................................   $     56,173    $     67,075    $     75,193    $     82,217
Add back: Salvage and subrogation....................         10,925           9,325          16,325          12,225
                                                        ------------    ------------    ------------    ------------
Statutory balance....................................   $     67,098    $     76,400    $     91,518    $     94,442
                                                        ------------    ------------    ------------    ------------
                                                        ------------    ------------    ------------    ------------



     The table below summarizes the development of the estimated liability for loss reserves (net of reinsurance recoverables) as of December 31 of each of the prior ten years. The amounts shown on the top line of the table represent the estimated liability for loss reserves (net of reinsurance recoverables) for claims that are unpaid at the particular balance sheet date as originally reported at that date, including losses that had been incurred but not reported to us. The upper portion of the table indicates the loss reserves as they are re-estimated in subsequent periods. These estimates change as losses are paid and more accurate information becomes available about remaining loss reserves. A redundancy exists when the original loss reserve estimate is greater, and a deficiency exists when the original loss reserve estimate is less, than the re-estimated loss reserve at December 31, 1998. A redundancy or deficiency indicates a cumulative change, as of December 31, 1998, compared to originally recorded loss reserves. The lower portion of the table indicates the cumulative amounts paid as of successive periods.

                         HISTORICAL RESERVE DEVELOPMENT
                               NET OF REINSURANCE

                                                                      AS OF DECEMBER 31,
                                   ----------------------------------------------------------------------------------------
                                     1988      1989      1990      1991      1992      1993      1994      1995      1996
                                   --------   -------   -------   -------   -------   -------   -------   -------   -------
                                                                         (THOUSANDS)
Liability for unpaid claims and
 related expenses, originally
 reported......................    $ 21,683   $21,340   $26,288   $26,707   $34,547   $39,051   $50,802   $46,602   $56,173
Liability re-estimated as of:
 One year later................      35,957    31,206    36,582    29,919    42,823    36,130    47,188    48,523    46,692
 Two years later...............      42,694    38,502    35,732    31,831    35,515    33,676    42,005    37,268    44,097
 Three years later.............      44,698    36,129    37,625    25,231    32,256    28,133    29,583    36,839
 Four years later..............      42,033    37,199    32,163    22,000    28,982    21,113    30,649
 Five years later..............      44,580    33,232    29,363    19,455    22,737    22,326
 Six years later...............      41,466    33,395    28,342    14,795    22,773
 Seven years later.............      40,956    32,001    23,584    14,160
 Eight years later.............      40,013    30,977    22,857
 Nine years later..............      38,866    29,755
 Ten years later...............      37,545
Redundancy/(deficiency):.......     (15,862)   (8,415)    3,431    12,547    11,774    16,725    20,153     9,763    12,076
Paid (cumulative) as of:
 One year later................      26,259    17,692    20,510     8,957    15,295     6,906    21,220    17,572    13,766
 Two years later...............      35,048    28,586    23,901    15,435    14,629    14,806    23,546    20,843    24,303
 Three years later.............      39,576    28,656    27,244    12,317    18,218    15,332    18,329    22,045
 Four years later..............      37,021    30,122    22,144    12,297    18,685    11,163    19,663
 Five years later..............      38,007    25,269    21,548    11,536    14,083    12,132
 Six years later...............      34,092    27,268    21,016     7,644    14,686
 Seven years later.............      35,817    25,719    17,121     8,347
 Eight years later.............      34,064    25,396    17,827
 Nine years later..............      33,861    25,949
 Ten years later...............      34,461

                                  1997      1998
                                 -------   -------
Liability for unpaid claims and
 related expenses, originally
 reported......................  $67,075   $75,193
Liability re-estimated as of:
 One year later................   53,462
 Two years later...............
 Three years later.............
 Four years later..............
 Five years later..............
 Six years later...............
 Seven years later.............
 Eight years later.............
 Nine years later..............
 Ten years later...............
Redundancy/(deficiency):.......   13,613
Paid (cumulative) as of:
 One year later................   17,103
 Two years later...............
 Three years later.............
 Four years later..............
 Five years later..............
 Six years later...............
 Seven years later.............
 Eight years later.............
 Nine years later..............
 Ten years later...............


INVESTMENTS

     Our investment operations will be managed by the Reliance Insurance companies under an administrative services agreement in accordance with guidelines set by our board of directors. See "Related Party
Transactions--Administrative Services Agreement". The investment guidelines may be modified by our board of directors from time to time.

     We intend to use a portion of any cash we will receive from the Reliance Insurance companies, as well as a portion of the proceeds from this offering, to purchase investments for our investment portfolio consistent with the investment philosophy and guidelines described below. See "The Company" and "Use of Proceeds". Currently, we have no investments of our own.

     Our current investment guidelines are summarized below.

     We will seek to maintain a diversified and balanced fixed maturity portfolio representing a broad spectrum of industries and types of securities. The portfolio generally will be managed to maximize investment returns, while minimizing credit risks, with investments concentrated in high quality securities. We will hold no investments in commercial real estate mortgages and will have no exposure to derivative securities (other than through ownership of an option, warrant or convertible security with an exercise or conversion price related to an equity security). Under our guidelines we will maintain an average Standard & Poor's rating of A- or better with respect to our fixed income portfolio. Additionally, we will limit below investment grade securities to no more than 10% of the fixed income portfolio. We will seek to target an average duration of four to five years for our fixed income portfolio.


     We may also invest in equity securities of companies that we believe have strong growth prospects or that appear to be undervalued relative to the issuer's business fundamentals, such as earnings, cash flows, balance sheet and future prospects. Our guidelines require that investments in equity securities be less than 20% of statutory surplus.

     We will maintain a diversified portfolio. Our guidelines limit investments in a single issuer to no more than 5% of invested assets. The market value of the securities in our investment portfolio will vary depending upon general economic and market conditions and the interest rate environment.

REGULATION

     Our insurance subsidiary, Reliance Surety, is subject to varying degrees of regulation and supervision in the jurisdictions in which it transacts business under statutes which delegate regulatory, supervisory and administrative powers to state insurance regulators. In general, an insurer's state of domicile has principal responsibility for that regulation which is designed generally to protect policyholders rather than investors and relates to matters such as:

     o the standards of solvency which must be maintained;

     o the licensing of insurers and their agents;

     o the examination of the affairs of insurance companies, including periodic financial and market conduct examinations;

     o the filing of annual and other reports on the financial condition of insurers or for other purposes; and

     o establishment and maintenance of reserves for unearned premium and losses.

     A licensed or admitted insurer generally must file with the insurance regulators in the states in which it transacts business, or have filed on its behalf, the premium rates and bond and policy forms used within each state. In some states, approval of those rates and forms must be received from the insurance regulators in advance of their use. Reliance Surety is domiciled in Delaware and licensed in 49 states, the District of Columbia and Puerto Rico.

     Insurance regulations generally also require registration and periodic disclosure of certain information concerning ownership, financial condition, capital structure, general business operations and any material transactions or agreements by or among affiliates. Such regulations also typically restrict the ability of any one person to acquire 10% or more, either directly or indirectly, of an insurance company's voting stock without prior approval of the applicable insurance regulatory authority.


     Under Delaware law, Reliance Surety may not pay a dividend from any source other than earned surplus without the approval of the Delaware Insurance Commissioner. In addition, Reliance Surety may not pay an "extraordinary" dividend until 30 days after the Delaware Insurance Commissioner has received notice of the dividend and has either (1) not disapproved such dividend within the 30-day period or (2) approved the dividend within the 30-day period. Under Delaware law, an "extraordinary" dividend is defined as being an amount which, together with all other dividends made in the preceding 12 months, exceeds the greater of: (1) 10% of statutory policyholders' surplus as of the immediate preceding December 31 and (2) statutory net income not including realized capital gains for the preceding calendar year. Reliance Surety must provide notice to the Delaware Insurance Commissioner of all dividends and other distributions to shareholders within five business days after declaration and at least ten days prior to payment. Delaware law requires that the statutory policyholders' surplus of Reliance Surety following any dividend or distribution be reasonable in relation to its outstanding liabilities and adequate to its financial needs. See "Dividend Policy".


     Because Reliance Group Holdings will continue to be a significant shareholder of Reliance Surety Group following this offering, the companies are considered to be within an insurance holding company system under applicable insurance laws. As a result, Reliance Surety is required to notify regulatory authorities and occasionally to obtain prior approval from the regulatory authorities for certain transactions between Reliance Surety and its affiliates, including the Reliance Insurance companies, Reliance Group Holdings and Reliance Surety Group.

     Reliance Surety is subject to periodic financial and market conduct examinations. Financial examinations are generally performed by the domiciliary state insurance regulatory authorities while market conduct examinations can be performed by any state in which we are licensed.

     All 50 states and the District of Columbia require insurers to join a guaranty association. Guaranty associations provide protection to policyholders of insurers licensed in those states against the insolvency of those insurers. In order to provide the associations with funds to pay claims under policies issued by insolvent insurers, the guaranty associations charge members assessments based on the amount of gross premium written in that state.


     U.S. Treasury regulations set underwriting limitations on surety bonds for federal and other public works projects. U.S. Treasury limitations are based upon adjusted statutory policyholders' surplus (as defined by U.S. Treasury guidelines) and are established annually. Reliance Surety qualifies as an acceptable surety pursuant to the U.S. Treasury regulations.


COMPETITION


     The surety and fidelity market is highly competitive. We compete on the basis of service, price and other terms of the products, and ratings. We believe our primary competitors are approximately 20 national, multi-line companies participating in the surety market throughout the country. A number of these companies have greater financial resources, offer alternative products or more competitive pricing and/or have higher ratings than we do.


     In 1998, the U.S. surety sector aggregated approximately $2.9 billion in direct written premium and the U.S. fidelity sector aggregated approximately $0.8 billion in direct written premium. Based on direct written premium in 1998, the 20 largest surety companies accounted for 69.7% of the domestic surety market and the 20 largest fidelity companies accounted for 90.5% of the domestic fidelity market.

     Competition in our business has typically manifested itself through lower pricing and relaxation of underwriting standards. Management believes that this high level of competition will continue.

LEGAL PROCEEDINGS

     We are a party to a number of lawsuits arising in the normal course of our business. We do not believe that the resolution of any of these lawsuits will have a material adverse effect on us.

RATINGS

     Ratings by A.M. Best are an important factor in establishing our competitive position. Reliance Surety is currently rated A- (Excellent) by A.M. Best. A.M. Best continually reviews our financial performance and condition and that of our competitors.

     We rely upon the A.M. Best rating of the Reliance Insurance companies. Many states and municipal authorities require that issuers of a surety bond have a minimum rating of A- (Excellent) in instances when the bond is issued for their benefit or when they require the bond for a person to engage in a certain activity like selling motor vehicles. In addition, certain other bond purchasers may be more reluctant to purchase a bond from a company with a rating lower than A- (Excellent).


     The Reliance Insurance companies are currently rated A- (Excellent) by A.M. Best. If the rating of the Reliance Insurance companies changes, it is possible that our rating may change as well. If the Reliance Insurance companies' A.M. Best rating were downgraded for any reason, it could have a material adverse effect on our business. In October 1999, A.M. Best announced that it had placed the A- rating of the Reliance Insurance companies under review with negative implications. A.M. Best stated that it will closely monitor various factors with respect to the Reliance Insurance companies and their parent companies and that it expects to complete its review during the first quarter of 2000.


     In the event of a downgrade of the Reliance Insurance companies, we would have to rely on an arrangement with another insurer similar to our present arrangement with the Reliance Insurance companies. In this regard, we have entered into an agreement with a large international reinsurer rated A++ by A.M. Best, pursuant to which that company has agreed for five years to act, when we request, as co-surety on our bonds so long as either C. Brian Schmalz or David
T. Akers continues to serve as one of our executive officers. We describe the other material terms of the agreement in "--Co-surety Arrangement".

     A.M. Best's ratings for insurance companies currently range from A++ to F. Some companies are not rated. A.M. Best publications indicate that A- ratings are assigned to those companies that in A.M. Best's opinion have achieved excellent overall performance when compared to the standards established by A.M. Best. A and A- companies are considered to have a strong ability to meet their obligations to policyholders over a long period of time. A.M. Best ratings are based upon factors relevant to policyholders, agents, insurance brokers and intermediaries and are not meant to protect investors.


CO-SURETY ARRANGEMENT


     Reliance Surety has entered into an agreement with a reinsurer rated A++ by A.M. Best pursuant to which the reinsurer will, at Reliance Surety's request, act as co-surety on surety and fidelity bonds written by the Reliance Insurance companies or Reliance Surety. This co-surety arrangement will give Reliance Surety access to the A++ rating and treasury limits of the reinsurer, which in both cases exceed those currently available from the Reliance Insurance companies. However, we will continue to rely on the form and rate filings of the Reliance Insurance companies, until we replace them with all necessary form and rate filings of our own or develop access to another insurer's rate and form filings. The co-surety agreement has a term of five years commencing January 1, 2000 and can only be terminated by the reinsurer if (i) Reliance Surety does not offer to cede a specified percentage of its premium to the reinsurer during the term of the agreement, (ii) there is a change in control of Reliance Insurance Company or Reliance Surety, (iii) both C. Brian Schmalz and David T. Akers leave their positions as executive officers of Reliance Surety (other than by reason of death or disability), (iv) Reliance Insurance Company is placed under supervision, liquidation or under a cease and desist order that is material to the surety business by any regulatory authority, (v) the Reliance Insurance companies and Reliance Surety lose their U.S. Treasury listing or their A.M. Best rating falls below A- (Excellent) and, in either case, we or the Reliance Insurance companies do not timely deliver to the reinsurer cash collateral or an irrevocable letter of credit of $10 million. The agreement also provides that the co-surety must approve any bond in excess of $50 million.


EMPLOYEES

     We had 493 employees at September 30, 1999, 204 of whom worked at our divisional offices and 289 of whom worked in our field offices. All of our personnel are currently employees of Reliance Insurance Company, but are expected to become employees of Reliance Surety on January 1, 2000. We believe that our relations with our employees are excellent.

PROPERTIES

     We share our divisional offices and most of our field office locations with Reliance Insurance Company. We use approximately 201,000 square feet at our divisional and field offices. Our aggregate yearly rent in 1998 was approximately $4.4 million.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The executive officers and directors of Reliance Surety Group are as follows:

NAME                                          AGE                        POSITION
-------------------------------------------   ---    -------------------------------------------------
C. Brian Schmalz...........................   56     President, Chief Executive Officer and Director

David T. Akers.............................   45     Executive Vice President, Chief Operating Officer

Vincent G. Fasano..........................   54     Senior Vice President--Claims

George F. Thompson.........................   59     Senior Vice President

Edward M. Titus............................   47     Senior Vice President and Chief Financial Officer

George E. Bello............................   64     Director

Robert M. Steinberg........................   57     Director

Saul P. Steinberg..........................   60     Director

     C. Brian Schmalz has been President and Chief Executive Officer and a Director of Reliance Surety Group since it was formed in September 1999. He has been President and Chief Executive Officer of Reliance Surety since October 1995. Prior to that time, since 1980, he served in different capacities at Reliance Surety, including from 1986 to October 1995 as Executive Vice President and Chief Operating Officer of Reliance Surety's Eastern Division. Mr. Schmalz is a combat veteran and a former major in the United States Marine Corps.


     David T. Akers has been Executive Vice President and Chief Operating Officer of Reliance Surety Group and Reliance Surety since October 1999. He was Senior Vice President and Chief Operating Officer of Reliance Surety from 1995 through October 1999. Prior to that time, since 1982, Mr. Akers served in different capacities at Reliance Surety, including from 1992 through 1993 as Vice President of the Eastern Commercial Surety Division and from 1994 through October 1995, as Vice President of the Eastern Division.


     Vincent G. Fasano has been Senior Vice President--Claims of Reliance Surety Group and Reliance Surety since October 1999. He was Senior Vice President and Chief Claims Officer of Reliance Surety from December 1986 through October 1999. Prior to that time, since 1982 Mr. Fasano served Reliance Surety in different capacities.

     George F. Thompson has been a Senior Vice President of Reliance Surety Group since October 1999 and joined Reliance Surety in May 1998. Prior to that time, since 1983, Mr. Thompson was President and Chief Executive Officer of Seabord Surety Company.

     Edward M. Titus has been Senior Vice President and Chief Financial Officer of Reliance Surety Group and Reliance Surety since October 1999. He was Vice President and Chief Financial Officer of Reliance Surety from 1994 through October 1999. Prior to that time, since 1983, Mr. Titus served Reliance Surety in different capacities, including, from 1983 through 1993, as Controller. He is a Certified Public Accountant and a member of the American and Pennsylvania Institutes of Certified Public Accountants.

     George E. Bello has been a director of Reliance Surety Group since October 1999. He has been Executive Vice President and Controller of Reliance Group Holdings since 1982 and has held various other positions at predecessors of Reliance Group Holdings since 1968. He is a director of Reliance Group Holdings, Horizon Health Corporation and LandAmerica Financial Group, Inc.

     Robert M. Steinberg has been a director of Reliance Surety Group since October 1999. He has been President and Chief Operating Officer of Reliance Group Holdings since 1982 and Chairman of the Board and Chief Executive Officer of Reliance Insurance Company since 1984. Mr. Steinberg has held various other positions with Reliance Group Holdings and its predecessors since 1965. He is a director of Reliance Group Holdings and LandAmerica Financial Group, Inc.

     Saul P. Steinberg has been a director of Reliance Surety Group since October 1999. He has been the Chief Executive Officer and a Director of Reliance Group Holdings and its predecessors since 1961. Mr. Steinberg is a director of Symbol Technologies, Inc.

     Saul P. Steinberg and Robert M. Steinberg are brothers.


     We intend to add            ,            and            , who are otherwise
unaffiliated with Reliance Group Holdings, to our board of directors upon consummation of this offering.


DIRECTOR COMPENSATION

     Directors, except for those employed by us or one of our affiliates, will be compensated at the annual rate of $25,000. They will also receive $1,000 for being chairman of a committee of our board of directors and $500 for each committee meeting they attend.

COMMITTEES OF THE BOARD OF DIRECTORS

     Our board of directors has an Audit Committee consisting of   directors,
none of whom is an officer or employee of our company. Messrs.        ,        ,
and        are the members of such committee. The board of directors also has a
Special Compensation Committee consisting of   directors, which makes
determinations with respect to cash and non-cash compensation to our executive
officers and a Compensation Committee consisting of   directors, which makes
determinations as to cash compensation for some of our more senior officers (other than executive officers) and as to certain non-cash compensation as to
all of our employees (other than executive officers). Messrs.               and
                 are the members of the Special Compensation Committee, neither of whom is an officer or employee of our company. Messrs. C. Brian Schmalz and are the members of the Compensation Committee. Our board of
directors has a Nominating Committee consisting of    directors, which
establishes procedures for the nominating process and recommends candidates for
election to the board. Messrs.              ,            , and            are
the members of the Nominating Committee.

EXECUTIVE COMPENSATION


     The following table sets forth the total compensation for fiscal 1998 of our Chief Executive Officer and the other four most highly compensated executive officers whose total salary and bonus for fiscal 1998 exceeded $100,000. These people are referred to as the "Named Executive Officers". All cash compensation was paid by Reliance Insurance Company and all stock compensation was in the form of Reliance Group Holdings common stock.


                                                                                         LONG TERM
                                                                                         COMPENSA-
                                                                                        TION AWARDS
                                                           ANNUAL COMPENSATION         -------------
                                                      -----------------------------    SECURITIES
                                                                            BONUS      UNDERLYING       ALL OTHER
            NAME AND PRINCIPAL POSITION               YEAR    SALARY($)     ($)(1)     OPTIONS(#)       COMPENSATION
---------------------------------------------------   ----    ---------    --------    -------------    -------------
C. Brian Schmalz...................................   1998    $ 350,000    $327,200       250,000          $ 7,500(2)
  President and Chief Executive Officer

David T. Akers.....................................   1998      207,000      84,500        15,000           90,200(2)(3)
  Executive Vice President and Chief Operating
     Officer

Vincent G. Fasano..................................   1998      201,700     121,600         7,500           31,900(2)(3)
  Senior Vice President--Claims

George F. Thompson.................................   1998      161,058     161,058            --               --
  Senior Vice President

Edward M. Titus....................................   1998      147,600      78,300         2,000            4,250(2)
  Senior Vice President and Chief Financial Officer

                                                        (Footnotes on next page)

(Footnotes from previous page)

------------------
(1) $187,200, $81,000, $83,500 and $43,300 of the bonus amounts for C. Brian
    Schmalz, Vincent G. Fasano, David T. Akers and Edward M. Titus, respectively, were earned under Reliance Surety's "Key" Management Incentive Bonus Plan for 1996. Pursuant to that 1996 plan, each Named Executive Officer was entitled to a potential bonus award of up to a specified percentage of his 1996 base salary. The potential bonus awards to Messrs. Schmalz, Fasano, Akers and Titus under the 1996 "Key" Management Incentive Plan were 100%, 75%, 75% and 55%, respectively, of their base salaries for 1996. Pursuant to that 1996 Plan, a specified percentage of each Named Executive Officer's 1998 bonus was calculated based upon the statutory combined ratio for all or a portion of Reliance Surety's operations in 1996, as determined in the first quarter of 1999. The remaining bonus amounts for each of the Named Executive Officers was earned under Reliance Surety's "Key" Management Bonus Plan for 1998. Pursuant to that 1998 Plan, each Named Executive Officer was entitled to a potential bonus award of up to a specified percentage of his 1998 base salary. The potential bonus awards to Messrs. Schmalz, Fasano, Akers and Titus under the 1998 "Key" Management Incentive Plan were 100%, 75%, 100% and 55%, respectively, of their 1998 base salaries. A specified percentage of each Named Executive Officer's 1998 bonus was calculated based upon the growth in direct written premium income and actual salary expenses versus budget, in each case, with respect to all or a portion of Reliance Surety's operations. The portion of each Named Executive Officer's bonus under his 1998 "Key" Management Incentive Plan that is dependent upon combined ratio will be determined and paid in early 2001.

(2) Includes 1998 contributions under the savings incentive plan of Reliance Group Holdings and in which the Named Executive Officers participate as follows: Messrs. Schmalz, Akers and Fasano--$5,000 and Mr. Titus--$4,250. Includes bonuses that were used to obtain certain life insurance benefits as follows: C. Brian Schmalz--$2,500, David T. Akers--$700 and Vincent G. Fasano--$1,900.

(3) Includes for David T. Akers and Vincent G. Fasano $84,500 and $25,000, respectively, representing the amount of the bonus such executive elected to replace with options to purchase shares of mutual funds pursuant to the terms of Reliance Group Holdings Key Employee Share Option Plan.

OPTION GRANTS IN LAST FISCAL YEAR

     The following table sets forth certain summary information concerning grants of stock options to each of the Named Executive Officers for the year ended December 31, 1998.

                                                    INDIVIDUAL GRANTS(1)
                                               -------------------------------
                                               NUMBER OF       PERCENT OF
                                               SECURITIES        TOTAL
                                               UNDERLYING      OPTIONS GRANTED    EXERCISE OR
                                                OPTIONS        TO EMPLOYEES IN    BASE PRICE     EXPIRATION     GRANT DATE
NAME                                           GRANTED (#)     FISCAL YEAR(2)       ($/SH)          DATE        VALUE $(3)
--------------------------------------------   -----------     ---------------    -----------    -----------    ----------
C. Brian Schmalz............................     250,000             2.8%          $ 13.0625        9/19/08     $1,127,500
David T. Akers..............................      15,000             0.2             13.0625        9/19/08         67,700
Vincent G. Fasano...........................       7,500             0.1             13.0625        9/19/08         33,800
George F. Thompson..........................          --              --                  --             --             --
Edward M. Titus.............................       2,000               *             13.0625        9/19/08          9,020

------------------

* Indicates less than one tenth of one percent.

(1) All options listed in this table are options to purchase common stock of Reliance Group Holdings. The options vest and become exercisable in cumulative installments of one-fourth of the number of shares of Common Stock after each of the second, third, fourth and fifth anniversaries of the date of grant if the optionee is an employee on such anniversaries.

(2) Represents percent of options granted all employees of Reliance Group Holdings and its subsidiaries.


(3) Based on the Black-Scholes option pricing model adapted for use in valuing employee stock options. The actual value, if any, a Named Executive Officer will realize will depend on the excess of the stock price over the exercise price on the date the options are exercised, so that there is no assurance the value realized by an executive will be at or near the value estimated by the Black-Scholes model. The estimated values under the model are based upon certain assumptions as to variables such as stock price volatility, risk-free rate of return, future dividend yield and term of the option. In calculating the grant date present values set forth in the table a factor of 35.16% has been assigned to the volatility of the Reliance Group Holdings common stock, based on weekly stock market quotations for the twelve months preceding September 9, 1998, the yield on the Reliance Group Holdings common stock has been set at 2.45%, based upon its annual dividend rate of $0.32 per share at September 9, 1998 divided by the price of the Reliance Group Holdings common stock on such date, the risk-free rate of return has been fixed at 4.76%, which equals the average monthly rate of a seven-year U.S. Treasury Note in September 1998, as reported in the Federal Reserve Bulletin, and a term of seven years from the date of grant has been used. A seven-year term has been used in lieu of the actual term of the options of ten years and ten days based on the expected life of the options.


FISCAL YEAR END OPTION VALUES

     The following table provides certain summary information concerning stock options held as of December 31, 1998 by each of the Named Executive Officers. None of the Named Executive Officers exercised options in 1998.

                                                               NUMBER OF SECURITIES
                                                                    UNDERLYING
                                                               UNEXERCISABLE OPTIONS          VALUE OF UNEXERCISABLE IN
                                                                      HELD AT                   THE MONEY OPTIONS AT
                                                              DECEMBER 31, 1998(1)(2)             DECEMBER 31, 1998
                                                           -----------------------------    -----------------------------
NAME                                                       EXERCISABLE     UNEXERCISABLE    EXERCISABLE     UNEXERCISABLE
--------------------------------------------------------   -----------     -------------    -----------     -------------
C. Brian Schmalz........................................      46,250          363,750        $ 281,700        $ 457,700
David T. Akers..........................................       4,000           39,000           21,900           50,100
Vincent G. Fasano.......................................       5,625           24,375           33,500           53,700
George F. Thompson......................................          --               --               --               --
Edward M. Titus.........................................       5,750            5,750           33,900           10,700

                                                        (Footnotes on next page)

(Footnotes from previous page)

------------------
(1) All options are options to purchase shares of common stock of Reliance Group Holdings.

(2) Options are classified as "in-the-money" if the fair market value of the underlying common stock exceeds the exercise or base price of the option. The value of such "in-the-money" options is the difference between the exercise or base price and the fair market value of the underlying Reliance Group Holdings common stock as of December 31, 1998. The fair market value of the Reliance Group Holdings common stock on December 31, 1998 was $12.875 per share.

PENSION PLAN TABLE

     The Named Executive Officers will continue to participate in the Reliance Insurance Pension Plan. The following table sets forth the approximate annual pension that a Named Executive Officer may receive under the Reliance Insurance Pension Plan assuming selection of a single life annuity, retirement at age 65 and the current level of covered compensation, based on the indicated assumptions as to covered compensation and years of service. Under the Internal Revenue Code of 1986, as amended, for the Reliance Insurance Pension Plan, the maximum annual benefit currently allowed is $130,000 and the maximum annual compensation that may be taken into account is currently $160,000.

                                                                  YEARS OF SERVICE
                                     ---------------------------------------------------------------------------
COVERED COMPENSATION                    5         10         15         20         25          30          35
----------------------------------   -------    -------    -------    -------    -------    --------    --------
$125,000..........................   $10,490    $20,980    $31,470    $41,960    $52,450    $ 62,940    $ 73,430
 150,000..........................    12,803     25,605     38,408     51,210     64,013      76,815      89,618
 175,000..........................    15,115     30,230     45,345     60,460     75,575      90,690     105,805
 200,000..........................    17,428     34,855     52,283     69,710     87,138     104,565     121,993

     For purposes of calculating pension benefits under the Reliance Insurance Pension Plan, C. Brian Schmalz, David T. Akers, Vincent G. Fasano, George F. Thompson and Edward M. Titus had 19, 16, 16, 1, and 20 years of credited service and salaries of $154,000, $145,000, $154,000, $160,000 and $129,000,
respectively. Benefits under the Reliance Insurance Pension Plan are calculated on the basis of a single life annuity and are not subject to any deduction for Social Security benefits or offset amounts.

EMPLOYMENT CONTRACTS

     Prior to the consummation of this offering, we intend to enter into employment agreements with Messrs. Schmalz, Akers, Fasano and Titus.

                           RELATED PARTY TRANSACTIONS

ADMINISTRATIVE SERVICES AGREEMENT


     We have entered into an Administrative Services Agreement with Reliance Insurance Company to allow for our continued use of office space and office equipment currently owned or leased by Reliance Insurance Company. Reliance Insurance Company will also make available to us under the Administrative Services Agreement, the following services:


     o investment management services;

     o telecommunications services;

     o computer access and support;

     o human resource assistance;


     o accounting, financial and actuarial support;


     o legal;

     o tax; and

     o various other business services.


     Under the agreement we will pay an annual fee of $5.3 million (subject to increase based on the Consumer Price Index (Urban)) which shall be payable in twelve equal installments for all services (other than investment management services) to Reliance Insurance Company. We will also pay a fee of 10 basis points on the average outstanding balance in our investment portfolio for investment management services. In addition, we will reimburse Reliance Insurance Company for out of pocket expenses clearly identifiable as being attributable to our business. Rental charges for office space (which are not included in the monthly fee described above) will be allocated pro rata under the agreement based upon the square footage actually used by us and will be payable until expiration of the underlying lease.



     The Administrative Services Agreement has a term of five years. We may terminate the agreement in its entirety, or in part, with respect to any services, at any time upon at least 90 days notice to Reliance Insurance Company, except with respect to the office space as described above. In the event that Reliance Surety elects to discontinue a particular service during the term of the agreement, the parties will negotiate in good faith a reduction in the annual fee which is mutually agreeable in light of the then prevailing circumstances.


     Prior to this offering, Reliance Surety was party to an expense allocation arrangement with Reliance Insurance Company and its subsidiaries. Under the expense allocation arrangement, Reliance Insurance Company provided operational and administrative services and facilities to us. Under the arrangement, all joint expenses were allocated equitably by type of expense in accordance with the regulations regarding uniform classification of expenses set forth in the regulations of the Pennsylvania Department of Insurance and are based on standard allocation techniques and procedures acceptable under general cost accounting practices.

     Under the expense allocation arrangement, we made payments to Reliance Insurance Company totaling $9.2 million (including rent expense of $4.4 million) and $5.0 million (including rent expense of $2.3 million) for 1998 and for the six months ended June 30, 1999, respectively.

REGISTRATION RIGHTS AGREEMENT

     We have entered into a Registration Rights Agreement with Reliance Insurance Company. Following this offering, Reliance Insurance Company will continue to own over 80% of our issued and outstanding common stock. The Registration Rights Agreement entitles Reliance Insurance Company to certain rights with respect to registration under the Securities Act of these shares.

     The Registration Rights Agreement generally provides that at any time after the completion of this offering, Reliance Insurance Company may require us to use our best efforts to register all or a portion of the shares of our common stock owned by Reliance Insurance Company. The maximum number of these "demand registrations" that Reliance Insurance Company may make under the Registration Rights Agreement is five. Reliance Insurance Company may not demand the registration of shares within 90 days after the effective date of a registration statement filed in connection with an earlier demand by it under the Registration Rights Agreement. If, at the time a demand registration request is made by Reliance Insurance Company, we have fixed plans to engage in a public offering of shares within 30 days of the time of the request, we may at our option delay the request for up to 60 days after the effective date of the public offering.

     After the completion of this offering, in the event that we propose to register any of our shares of common stock under the Securities Act (other than with respect to employee compensation plans or with respect to mergers, acquisitions or similar transactions), Reliance Insurance Company is entitled to include all or a portion of the shares of our common stock owned by it in the registration, subject to certain cutbacks specified in the agreement.

     We have agreed to pay all expenses incurred (other than the underwriting discounts and commissions) in connection with any registrations of shares requested by Reliance Insurance Company under the Registration Rights Agreement. The Registration Rights Agreement contains customary terms regarding registration procedures and regarding indemnification rights granted by us to Reliance Insurance Company, its officers, directors and affiliates in connection with the registration of common stock under the agreement, including indemnification with respect to liabilities under the federal securities laws.

TAX ALLOCATION AGREEMENT


     Following this offering, we expect to file consolidated federal income tax returns with Reliance Group Holdings and Reliance Insurance Company for each period of time during which we and our subsidiary are qualified to file consolidated tax returns with Reliance Group Holdings and Reliance Insurance Company as members of an "affiliated group", as defined in the Internal Revenue Code of 1986, as amended. To this end, we have entered into a tax allocation agreement with Reliance Group Holdings and Reliance Insurance Company, effective as of January 1, 1999, under which we will pay to Reliance Insurance Company an amount equal to the federal income tax applied to our separate taxable income, at the current year's statutory rate, adjusted for all tax credits. Under the agreement, we are not permitted in certain circumstances to claim tax deductions that result directly or indirectly from the exercise of options to purchase Reliance Group Holdings common stock by our employees or from their participation in the Reliance Group Holdings employee stock purchase plan. Reliance Group Holdings has agreed to indemnify us for the tax liabilities of Reliance Group Holdings and its subsidiaries (other than us).



     In connection with the tax allocation agreement described in the previous paragraph, Reliance Surety Group, Inc. and Reliance Surety Company have entered into a tax allocation agreement under which Reliance Surety Company will pay to or receive from Reliance Surety Group, Inc. an amount equal to the federal income tax or benefit applied to Reliance Surety Company's separate taxable income or loss, at the current year's statutory rate, adjusted for all tax credits. Under this agreement, Reliance Surety Company is not permitted in certain circumstances to claim tax deductions that result directly or indirectly from the exercise of options to purchase Reliance Group Holdings common stock by Reliance Surety Company's employees or from their participation in the Reliance Group Holdings employee stock purchase plan.


QUOTA SHARE AND LOSS PORTFOLIO REINSURANCE AGREEMENT


     We have entered into a Quota Share and Loss Portfolio Reinsurance Agreement with Reliance Insurance Company and certain of the other Reliance Insurance companies. Under this agreement, these companies will cede to us 100% of the unearned portion of the gross net premium (as defined in the agreement) of the surety and fidelity business written by our underwriters and in force on the day immediately preceding the date of consummation of this offering (the effective time). They will also cede to us all premium from such new and renewal surety and fidelity business that they write through our underwriters after the effective time. We will reinsure 100% of all loss and loss expense arising from that business incurred as a result of losses with a date of loss after the effective time. The agreement is subject to termination at any anniversary of the effective time on or after the fifth anniversary of the effective time upon 90 days prior written notice by either party.


     In addition, these Reliance Insurance companies will transfer an amount (in the form of either cash or investment grade fixed income securities (or a combination of both)) equal to the statutory net loss and loss expense reserves (including reserves for incurred but not reported claims) at the effective time with respect to the surety and fidelity business previously written by our underwriters, and they will assign to us all reinsurance recoverables with respect to that business. The amount of the reserves will be established in accordance with the same methodologies we utilized in establishing our June 30, 1999 reserves. As consideration for these transfers, we will reinsure these companies in full for all loss and loss expense arising from surety and fidelity losses with respect to bonds written by our underwriters with a date of loss prior to the effective time that have not been paid in full as of that date.



     Pursuant to the agreement, we will reimburse the Reliance Insurance companies by way of ceding commission for premium taxes and other fees on premiums ceded to us for surety bonds and fidelity bonds written after the effective time. We will also reimburse Reliance Insurance Company for amounts paid to agents as commissions.



ASSIGNMENT AND ASSUMPTION AGREEMENT



     The Reliance Insurance companies and Reliance Surety have entered into an Assignment and Assumption Agreement pursuant to which the Reliance Insurance companies will assign to Reliance Surety all of the assets related to the surety and fidelity business written by our underwriters prior to the consummation of the offering and Reliance Surety will assume all of the related liabilities (except as to such assets and liabilities as are transferred pursuant to the Quota Share and Loss Portfolio Reinsurance Agreement). To the extent the assets cannot be so assigned at the effective time (including because third party consents have not been obtained), the Reliance Insurance companies and Reliance Surety will use all commercially reasonable efforts to effectuate such transfer as soon as practicable, and the Reliance Insurance companies will hold such assets for the sole benefit of Reliance Surety.


POWER OF ATTORNEY


     Reliance Insurance Company and some of the other Reliance Insurance companies have granted Reliance Surety a Power of Attorney, effective as of the effective time. Under the Power Attorney, Reliance Surety has authority to write surety and fidelity bonds on the forms of those Reliance Insurance companies so long as the bonds are reinsured under the Quota Share and Loss Portfolio Reinsurance Agreement. The Power of Attorney also grants Reliance Surety the authority to pay, settle or litigate any and all claims relating to the bonds written pursuant to the Power of Attorney. The Power of Attorney has a term of five (5) years and is revocable before that time only if Reliance Surety fails to act in good faith or in a commercially reasonable manner under the Power of Attorney or more than 50% of Reliance Surety's voting stock is not owned directly or indirectly by one or more of the Reliance Insurance companies. In the event that the Reliance Insurance companies revoke the Power of Attorney because of a change in their ownership of Reliance Surety prior to the fifth anniversary of the effective time, Reliance Insurance Company will, at Reliance Surety's option, enter into a general agency agreement with an affiliate of Reliance Surety pursuant to which the affiliate will have the authority to write surety and fidelity bonds on forms of the Reliance Insurance companies for a fee and, in some cases, subject to approval of the Reliance Insurance companies. The general agency agreement will be effective until the fifth anniversary of the effective time and may be extended by mutual agreement of the parties.


TRADEMARK LICENSE AGREEMENT

     Reliance Insurance Company has assigned to us the registered "RELIANCE SURETY COMPANY(Registered)" trademark and the unregistered "RELIANCE SURETY GROUP(Trademark)" trademark. We have entered into a Trademark License Agreement pursuant to which Reliance Insurance Company has granted us the nonexclusive right to use the registered "firemark" design trademark; however, the license for that trademark will terminate in the event control of our company changes. The license granted under the agreement is royalty-free and may not be assigned by us to anyone else.

EMPLOYEE BENEFIT PLANS


     Retirement benefits for certain of our active and inactive employees are provided by our participation in Reliance Insurance Company's non-contributory trusteed defined benefit pension plan. We were allocated $1,022,000 of pension expense for the year ended December 31, 1998.


     Reliance Insurance Company sponsors a defined contribution plan covering employees who meet eligibility requirements. Our contribution under the defined contribution plan was $538,000 for the year ended December 31, 1998, and was based on a formula specified in the plan agreement.

     Certain of our officers and key employees participated in Reliance Group Holding's stock option plans, which provide for the granting of nonstatutory stock options. Under the option plans, 362,000 and 275,000 options to purchase Reliance Group Holdings' common stock were granted to our officers and key employees in the year ended December 31, 1998 and the six months ended June 30, 1999, respectively. See "Management--Option Grants in Last Fiscal Year".

                             PRINCIPAL STOCKHOLDER


     Prior to the consummation of this offering, all of the outstanding shares of our common stock will be indirectly owned by Reliance Group Holdings. After
this offering, Reliance Group Holdings will own    shares of our common stock.
These shares will represent    % (     % if the underwriter's over-allotment is
exercised in full) of the total number of shares of common stock outstanding following this offering.

                          DESCRIPTION OF CAPITAL STOCK

     Our authorized capital stock consists of 100,000,000 shares of common stock, par value $0.10 per share, and 20,000,000 shares of undesignated preferred stock, par value $1.00 per share.

COMMON STOCK


     Holders of common stock are entitled to one vote per share on all matters on which the holders of common stock are entitled to vote and do not have any cumulative voting rights. Holders of common stock have no preemptive, conversion, redemption or sinking fund rights. In the event of our liquidation, dissolution or winding up, holders of common stock are entitled to share equally and ratably in our assets, if any, remaining after the payment of all of our liabilities and the liquidation preference of any outstanding class or series of preferred stock. The outstanding shares of common stock are, and the shares of common stock sold by us in this offering, when issued, will be fully paid and nonassessable. The holders of common stock are entitled to receive ratably such dividends as may be declared by our Board of Directors. See "Dividend Policy". The rights and privileges of holders of common stock, including with respect to the receipt of dividends, are subject to any series of preferred stock that we may issue in the future, as described below.


PREFERRED STOCK

     Our certificate of incorporation authorizes our board of directors to create and issue one or more series of preferred stock and determine the rights and preferences of each series within the limits set forth in our certificate of incorporation and applicable law. Among other things, the board of directors may determine, without further vote or action by our stockholders:

     o the number of shares constituting the series, the distinctive designation of the series and the stated value, if different from par;

     o the dividend rate on the shares of the series, whether dividends will be cumulative, and if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of the series;

     o whether the series will have voting rights in addition to the voting rights provided by law and, if so, the terms of these voting rights;

     o whether the series will have conversion privileges and, if so, the terms and conditions of the conversion;

     o whether or not the shares of the series will be redeemable or exchangeable, and if so, the dates, terms and conditions of redemption or exchange, as the case may be;

     o whether the series will have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amounts of the sinking fund; and

     o the rights of the shares of the series in the event of our voluntary or involuntary liquidation, dissolution or winding up and the relative rights or priority, if any, of payment of shares of the series.

     Unless otherwise provided by our Board of Directors, the shares of all series of preferred stock will rank on a parity with respect to the payment of dividends and to the distribution of assets upon liquidation. Although we have no present plans to issue any shares of preferred stock, any future issuance of shares of preferred stock, or the issuance of rights to purchase preferred shares, may have the effect of delaying, deferring or preventing a change of control in our company or an unsolicited acquisition proposal. The issuance of preferred stock also could decrease the amount of earnings and assets available for distribution to the holders of common stock or could adversely affect the rights and powers, including voting rights, of the holders of common stock. Accordingly, the issuance of shares of preferred stock may discourage bids for the common stock at a premium or may otherwise adversely affect the market price of the common stock.

     There are no shares of preferred stock presently issued or outstanding.

LIMITATIONS ON DIRECTOR LIABILITY


     Our certificate of incorporation provides that, to the fullest extent permitted by the Delaware General Corporation Law, none of our directors will be personally liable to us or our stockholders for monetary damages.
Section 102(b)(7) of the Delaware General Corporation Law currently provides that a director's liability for breach of fiduciary duty to a corporation may be eliminated, except for liability:

     o for any breach of the director's duty of loyalty to the corporation or its stockholders;

     o for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

     o under Section 174 of the Delaware General Corporation Law, for unlawful dividends or unlawful stock repurchases or redemptions; and

     o for any transaction from which the director derives an improper personal benefit.

     Any amendment to these provisions of the Delaware General Corporation Law will automatically be incorporated by reference into our certificate of incorporation without any vote on the part of our stockholders unless otherwise required, including this provision. These provisions may, however, discourage or deter stockholders from bringing a lawsuit against directors for a breach of their fiduciary duties, even though such an action, if successful, might otherwise benefit us and our stockholders.

     Our By-Laws provide that we will indemnify our directors and officers to the fullest extent permitted by Delaware law. Generally, we are required to indemnify our directors and officers for all:

     o judgments;

     o fines;

     o settlements;

     o legal fees; and

     o other expenses

incurred in connection with pending or threatened legal proceedings because of the director's or officer's position with us.

TRANSFER AGENT AND REGISTRAR


     The transfer agent and registrar for the common stock is   .

                        SHARES ELIGIBLE FOR FUTURE SALE

     Prior to this offering, there has been no market for our common stock. Future sales of substantial amounts of common stock in the public market could adversely affect prevailing market prices from time to time.


     Immediately following this offering, there will be      shares of our
common stock issued and outstanding. Of these shares, the      shares of common
stock to be sold in this offering will be immediately eligible for sale in the public market without restriction, unless the shares are purchased by our "affiliates" within the meaning of Rule 144 under the Securities Act of 1933.
All of the      remaining shares, which are held by Reliance Insurance Company, will be restricted securities as that term is defined in Rule 144 and may not be publicly resold, except in compliance with the registration requirements of the Securities Act or pursuant to an exemption from registration, including the exemption provided by Rule 144. All of the shares held by Reliance Insurance Company are subject to the 180-day lock-up agreements described below, but are entitled to the benefits of the registration rights agreement described in "Related Party Transactions--Registration Rights Agreement".


RULE 144

     In general, under Rule 144, a person, or persons whose shares are aggregated, who has beneficially owned restricted securities for at least one year, including a person who may be deemed an affiliate, is entitled to sell within any three month period a number of our shares of common stock that does not exceed the greater of:

     o 1% of the then-outstanding shares of our common stock; or

     o the average weekly trading volume of our common stock on the New York Stock Exchange during the four calendar weeks preceding the date on which notice of sale is filed with the Securities and Exchange Commission.

Sales under Rule 144 are subject to restrictions relating to manner of sale, notice and the availability of current public information about us.

     A person who is not deemed an affiliate of ours at any time during the 90 days preceding a sale and who has beneficially owned shares for at least two years would be entitled to sell shares following this offering under Rule 144(k) without regard to the volume limitations, manner of sale provisions or notice requirements of Rule 144.

LOCK-UP AGREEMENTS


     Reliance Group Holdings, Reliance Insurance Company (subject to any restrictions applicable to Reliance Insurance Company under the insurance laws of the Commonwealth of Pennsylvania), Reliance Surety Group and the executive officers and directors of Reliance Surety Group have agreed to sign lock-up agreements under which they agree to be restricted from the transfers or sale of any of our common stock for a period of 180 days from the date of this prospectus, without the prior written consent of Donaldson, Lufkin & Jenrette Securities Corporation, which consent may be granted at any time, or from time to time, without notice. See "Underwriting".


EFFECT OF SALES OF SHARES

     No prediction can be made as to the effect, if any, that future sales of shares of common stock or the availability of shares for future sale will have on the prevailing market price for the common stock. Sales of substantial amounts of common stock, or the perception that such sales could occur, could adversely affect prevailing market prices for the common stock and could impair our ability to raise capital through an offering of equity securities.

                                  UNDERWRITING


     Subject to the terms and conditions contained in an underwriting agreement dated , 1999, the underwriters named below, who are represented by Donaldson, Lufkin & Jenrette Securities Corporation and Bear, Stearns & Co. Inc. have severally agreed to purchase from us the respective number of shares of common stock set forth opposite their names below.



                                                                           NUMBER OF
UNDERWRITERS                                                                SHARES
------------------------------------------------------------------------   ---------
Donaldson, Lufkin & Jenrette Securities Corporation.....................
Bear, Stearns & Co. Inc.................................................
                                                                            -------
  Total.................................................................
                                                                            -------
                                                                            -------


     The underwriting agreement provides that the obligations of the several underwriters to purchase and accept delivery of the shares of common stock included in this offering are subject to approval of legal matters by their counsel and to customary conditions, including the effectiveness of the registration statement, the continuing correctness of our representations, the receipt of a "comfort letter" from our accountants, the listing of the common stock for quotation on the New York Stock Exchange and no occurrence of an event that would have a material adverse effect on us. The underwriters are obligated to purchase and accept delivery of all the shares of common stock, other than those covered by the over-allotment option described below, if they purchase any of the shares of common stock.

     The underwriters propose to initially offer some of the shares of common stock directly to the public at the initial public offering price set forth on the cover page of this prospectus and some of the shares of common stock to dealers (including the underwriters) at the initial public offering price less a
concession not in excess of $     per share. The underwriters may allow, and
such dealers may re-allow, a concession not in excess of $     per share on
sales to other dealers. After the initial offering of the common stock to the public, the representatives of the underwriters may change the public offering price and such concessions. The underwriters do not intend to confirm sales to any accounts over which they exercise discretionary authority.

     The following table shows the underwriting fees to be paid to the underwriters by us in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional shares of common stock.

                                                                  NO         FULL
                                                               EXERCISE    EXERCISE
                                                               --------    --------
Reliance Surety Group:
  Per share.................................................   $           $
  Total.....................................................   $           $

     We have granted to the underwriters an option, exercisable for 30 days
after the date of the underwriting agreement, to purchase up to    additional
shares of common stock at the initial public offering price less the underwriting fees. The underwriters may exercise such option solely to cover overallotments, if any, made in connection with this offering. To the extent that the underwriters exercise such option, each underwriter will become obligated, subject to conditions, to purchase a number of additional shares approximately proportionate to such underwriter's initial purchase commitment.
We estimate expenses relating to this offering will be $        .

     We have agreed to indemnify the underwriters against liabilities which may arise in connection with the offering, including liabilities under the Securities Act of 1933, or to contribute to payments that the underwriters may be required to make.


     Reliance Group Holdings, Reliance Insurance Company (subject to any restrictions applicable to Reliance Insurance Company under the insurance laws of the Commonwealth of Pennsylvania), Reliance Surety Group and the executive officers and directors of Reliance Surety Group have agreed that, for a period of 180 days from the date of this prospectus and subject to certain exceptions, they will not, without the prior written consent of Donaldson, Lufkin & Jenrette Securities Corporation, do either of the following:


     o offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock; or

     o enter into any swap or other arrangement that transfers all or a portion of the economic consequences associated with the ownership of any of our common stock.

     Either of the foregoing transfer restrictions will apply regardless of whether a covered transaction is to be settled by the delivery of common stock or such other securities, in cash or otherwise. In addition, during such period and subject to certain exceptions, Reliance Surety and Reliance Group Holdings have agreed not to file any registration statement with respect to, not to make any demand for, or exercise any right with respect to, the registration of any shares of our common stock or any securities convertible into or exercisable for our common stock without the prior written consent of
                              .


     We intend to apply for quotation on the New York Stock Exchange under the symbol "RSF".


     Other than in the United States, no action has been taken by the underwriters or us that would permit a public offering of the shares of common stock included in this offering in any jurisdiction where action for that purchase is required. The shares of common stock included in this offering may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisement in connection with the offer and sale of any shares of common stock be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of such jurisdiction. Persons who receive this prospectus are advised to inform themselves about and to observe any restrictions relating to this offering of the common stock and the distribution of this prospectus. This prospectus is not an offer to sell or a solicitation of an offer to buy any shares of common stock included in this offering in any jurisdiction in which that would not be permitted or legal.


     At our request, the underwriters have reserved up to        of the shares
offered by this prospectus for sale at the initial public offering price to our employees, officers and directors. The number of shares of common stock available for sale to the general public will be reduced to the extent these individuals purchase or confirm for purchase, orally or in writing, such reserved shares. Any reserved shares not purchased or confirmed for purchase will be offered by the underwriters to the general public on the same basis as the other shares offered by this prospectus.



     Donaldson, Lufkin & Jenrette Securities Corporation and Bear, Stearns & Co. Inc. have provided corporate finance and financial advisory services to Reliance Group Holdings and the Reliance Insurance companies.


PRICING OF THIS OFFERING

     Prior to this offering, there has been no established market for our common stock. The initial public offering price for the shares of common stock offered by this prospectus will be determined by negotiation among the representatives of the underwriters, Reliance Group Holdings and us. The factors to be considered in determining the initial public offering price will include:

     o the history of, and the prospects for, the industry in which we compete;

     o our past and present operations;

     o our historical results of operations;

     o our prospects for future earnings;

     o the recent market prices of securities of generally comparable companies; and

     o the general conditions of the securities market at the time of this offering.

STABILIZATION

     In connection with this offering, any of the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock. Specifically, the underwriters may overallot this offering, creating a syndicate short position. The underwriters may bid for and purchase shares of common stock in the open market to cover such syndicate short position or to stabilize the price of the common stock. In addition, the underwriting syndicate may reclaim selling concessions from syndicate members and selected dealers if they repurchase previously distributed common stock in syndicate covering transactions, in stabilizing transactions or otherwise. These activities may stabilize or maintain the market price of the common stock above independent market levels. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

                                 LEGAL MATTERS

     The validity of the shares of common stock offered hereby will be passed upon for us by Dewey Ballantine LLP, New York, New York. Certain legal matters in connection with the offering will be passed upon for the underwriters by Cahill Gordon & Reindel, New York, New York (a partnership including a professional corporation).

                                    EXPERTS


     The special purpose Statement of Certain Assets and Liabilities as of December 31, 1998 and 1997 and the special-purpose Statement of Certain Revenues and Claims and Expenses for each of the three years in the period ended
December 31, 1998 included in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the basis of presentation), and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.


                           FORWARD LOOKING STATEMENTS

     The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. This document or any other written or oral statements made by or on behalf of our company may include forward-looking statements which reflect our current views with respect to future events and financial performance. These statements include forward-looking statements both with respect to our company and the businesses in which we operate including the insurance and reinsurance sectors in general, and with respect to the construction sector. Statements which include the words "expect", "intend", "plan", "estimate", "believe", "project", "anticipate", "will" and similar statements of a future or forward-looking nature identify forward-looking statements for purposes of the PSLRA.

     All forward-looking statements address matters that involve inherent risks and uncertainties. Accordingly, there are or will be important factors that could cause actual results to differ materially from those indicated in those statements. We believe that these factors include, but are not limited to, the following:

     o decreases in construction activity, including as a result of changes in the amount or timing of local, state or federally financed public works projects;

     o changes in our A.M. Best ratings (or our perceived credit) or that of the Reliance Insurance companies or one or more other insurance and/or reinsurance companies through whom we write or may write our business from time to time, whether through co-surety arrangements, traditional reinsurance, 100% quota share arrangements or otherwise;

     o changes in current law or regulatory conditions, including laws requiring bonding for public works projects;

     o changes in the continuing relationship between us, on the one hand, and Reliance Group Holdings and its subsidiaries, including the Reliance Insurance companies, on the other hand;

     o the impact of Year 2000-related issues on the ability of our insureds to meet their contractual obligations or the likelihood of their suffering losses of the type covered by our fidelity bonds;

     o loss of key personnel;

     o increased competition on the basis of pricing, excess capacity, coverage terms or other factors;

     o greater frequency or severity of claims and loss activity;


     o our ability to collect amounts recorded as salvage and subrogation;


     o changes in the availability, cost or quality of reinsurance or other capacity; and

     o changes in general economic conditions.

     The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with other cautionary statements that are included herein or elsewhere. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

                      WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act registering the common stock to be sold in this offering. As permitted by the Commission's rules and regulations, this prospectus omits certain information contained in the registration statement and the exhibits and schedules filed as a part of the registration statement. For further information concerning Reliance Surety Group and the common stock to be sold in this offering, you should refer to the registration statement and to the exhibits and schedules filed as part of the registration statement. Statements contained in this prospectus regarding the contents of any agreement or other document filed as an exhibit to the registration statement are not necessarily complete, and in each instance we refer you to the copy of the agreement filed as an exhibit to the registration statement, each statement being qualified by this reference.

     You may read and copy all or any portion of the registration statement or any reports, statements or other information we file with the Commission at the Commission's public reference room at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048 and the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You can request copies of these documents, upon payment of a duplicating fee, by writing to the commission. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our Commission filings, including the registration statement, will also be available to you on the Commission's Internet site. The address of this site is http://www.sec.gov.

     We intend to apply for listing of our common stock on the New York Stock Exchange. Periodic reports, proxy statements and other information concerning us will be available for inspection at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

     We intend to send to our stockholders annual reports containing audited financial statements for each fiscal year and quarterly reports containing unaudited financial statements for the first three quarters of each fiscal year.

                         INDEX TO FINANCIAL STATEMENTS

                                    CONTENTS

                                                                                                              PAGE
                                                                                                              ----
Independent Auditors' Report...............................................................................    F-2
Statement of Certain Revenues and Claims and Expenses for the Years Ended
  December 31, 1996, 1997 and 1998.........................................................................    F-3
Statement of Certain Assets and Liabilities as of December 31, 1997 and 1998...............................    F-4
Notes to Financial Statements..............................................................................    F-5
Statement of Certain Revenues and Claims and Expenses for the Six Months ended
  June 30, 1998 and 1999 (Unaudited).......................................................................   F-12
Statement of Certain Assets and Liabilities as of December 31, 1998 and
  June 30, 1999 (Unaudited)................................................................................   F-13
Notes to Financial Statements (Unaudited)..................................................................   F-14

                          INDEPENDENT AUDITORS' REPORT

Board of Directors and Shareholders
Reliance Group Holdings, Inc.

We have audited the accompanying special-purpose statement of certain assets and liabilities of Reliance Surety Group, Inc. (the "Company"), a business unit of Reliance Group Holdings, Inc., as of December 31, 1997 and 1998, and the special-purpose statement of certain revenues and claims and expenses for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

The accompanying special-purpose financial statements were prepared to present certain assets and liabilities and certain revenues and claims and expenses of the Company and are not intended to be a complete presentation of the Company's assets, liabilities, revenues and expenses. Note 1 to the financial statements describes the basis of presentation of these special-purpose financial statements.

In our opinion, such special-purpose financial statements present fairly, in all material respects, certain assets and liabilities of the Company at December 31, 1997 and 1998, and certain revenues and claims and expenses for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.

Deloitte & Touche LLP
Philadelphia, Pennsylvania
October 22, 1999

                          RELIANCE SURETY GROUP, INC.

             STATEMENT OF CERTAIN REVENUES AND CLAIMS AND EXPENSES

                                                                                    YEAR ENDED DECEMBER 31,
                                                                                --------------------------------
                                                                                  1996        1997        1998
                                                                                --------    --------    --------
                                                                                         (IN THOUSANDS)
CERTAIN REVENUES:
Net premium earned...........................................................   $147,416    $167,251    $196,693
                                                                                --------    --------    --------

CERTAIN CLAIMS AND EXPENSES:
Loss and loss adjustment expenses............................................     37,833      42,890      42,712
Acquisition costs and other insurance expenses...............................     69,129      80,151      94,059
Other operating expenses.....................................................      4,220       5,740       5,512
                                                                                --------    --------    --------
                                                                                 111,182     128,781     142,283
                                                                                --------    --------    --------

UNDERWRITING INCOME..........................................................     36,234      38,470      54,410
Other expenses...............................................................      1,813         737          64
                                                                                --------    --------    --------

PRETAX INCOME................................................................     34,421      37,733      54,346
Provision for income taxes...................................................     12,183      13,385      19,284
                                                                                --------    --------    --------

NET INCOME...................................................................   $ 22,238    $ 24,348    $ 35,062
                                                                                --------    --------    --------
                                                                                --------    --------    --------

                       See notes to financial statements

                          RELIANCE SURETY GROUP, INC.

                  STATEMENT OF CERTAIN ASSETS AND LIABILITIES

                                                                                               DECEMBER 31,
                                                                                          ----------------------
                                                                                            1997          1998
                                                                                          --------      --------
                                                                                              (IN THOUSANDS)
                                    CERTAIN ASSETS
Receivable from parent.................................................................   $141,173      $169,469
Premium and other receivables, net of a $500 allowance.................................     34,264        41,936
Reinsurance recoverables...............................................................     73,178        71,636
Deferred acquisition costs.............................................................     45,028        48,029
Other assets...........................................................................     19,696        17,584
                                                                                          --------      --------
                                                                                          $313,339      $348,654
                                                                                          --------      --------
                                                                                          --------      --------
                                  CERTAIN LIABILITIES
Unearned premium.......................................................................   $148,625      $150,973
Unpaid loss and loss adjustment expenses...............................................    105,882       112,920
Accounts payable and accrued expenses, including funds held as collateral of $23,812
  and $36,367..........................................................................     49,130        71,045
Reinsurance ceded premium payable......................................................      5,550        10,325
Deferred income taxes..................................................................      4,152         3,391

Commitments and contingencies (see note 8)
                                                                                          --------      --------
                                                                                          $313,339      $348,654
                                                                                          --------      --------
                                                                                          --------      --------

                       See notes to financial statements

                          RELIANCE SURETY GROUP, INC.

                         NOTES TO FINANCIAL STATEMENTS

1. NATURE OF OPERATIONS/SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Current Organization

     Reliance Insurance Company (the "parent"), through its operating subsidiaries, writes multiple lines of property and casualty insurance, including surety and fidelity insurance. The principal operating unit of the parent that writes the surety and fidelity line of business is Reliance Surety. Reliance Group Holdings, Inc. owns 100% of Reliance Insurance Company. Reliance Surety Group, Inc. was incorporated in Delaware on September 27, 1999. Reliance Insurance Company subscribed for all of the then outstanding shares of the Company's common stock.

  Nature of Operations

     The Company is an insurance holding company, that, through its insurance subsidiary, develops, markets and underwrites surety and fidelity bonds for a diverse range of customers. It markets its products in all 50 states, as well as the District of Columbia and Puerto Rico.


     The Company is a leading provider of surety and fidelity bonds. The Company manages its business and operates in one business segment, the development, marketing and underwriting of contract and commercial surety bonds and fidelity bonds. Contract surety bonds secure the payment and/or performance of a contractual obligation generally with respect to a construction project. Contract surety bonds are generally required by federal, state and local governments for public works projects. Commercial surety bonds include all surety bonds other than contract surety bonds and usually cover obligations required by law. Fidelity bonds are insurance policies against employee theft, as well as forgery, burglary or robbery. Contract surety bonds accounted for 69% of Reliance Surety's gross written premium during 1998. Most of the contract surety bonds Reliance Surety writes are for contractors engaged in the construction of public works projects, such as highways, bridges and schools, and, to a lesser extent, commercial real estate and multifamily housing. The Company's business tends to be seasonal. In general, the Company writes a majority of its premiums in the second half of the year. Marsh & McLennan and Aon, two large international insurance brokers, were responsible for 13.1% and 8.4%, respectively, of the Company's gross written premium in 1998.


  Basis of Presentation


     The accompanying statement of certain assets and liabilities reflects assets and liabilities identified as being attributable to the business of Reliance Surety. Because Reliance Group Holdings, Inc. did not historically allocate the investment portfolio or capital of its subsidiaries to its business units like Reliance Surety, the statement of certain assets and liabilities does not include an investment portfolio or shareholder's equity. The Company did not maintain its own cash accounts, accordingly, no statement of cash flows is presented. The receivable from parent is calculated at an amount necessary to balance all other identified assets with the total of all identified liabilities. The Company believes the receivable from parent approximates fair value. It is intended that the receivable from parent will be converted into a combination of cash or fixed income securities.


     The accompanying statement of certain revenues and claims and expenses reflects premium earned, loss and loss adjustment expenses, acquisition costs and other insurance expenses and other operating expenses of Reliance Surety. Revenues such as net investment income and realized gains and losses on investments, are not included since these items were not historically allocated to Reliance Surety by the parent.

     Since the accompanying financial statements exclude certain assets and revenues, as described in the preceding two paragraphs, these financial statements are not intended to be a complete presentation of the Company's financial position or results of operations. Those assets, liabilities, revenues and expenses that are

                          RELIANCE SURETY GROUP, INC.

reflected in the accompanying financial statements have been determined in accordance with generally accepted accounting principles.

     Certain administrative items, including rent, information technology and financial services are provided by the parent to the Company. The costs of such services were $7,000,000, $8,800,000 and $9,200,000 for the years ended December 31, 1996, 1997 and 1998 (including rent expense of $3,200,000, $3,500,000 and
$4,400,000), respectively, and are included in the statement of certain revenue and claims and expenses. These costs were allocated to the Company either on a direct basis or by using allocation methods which the parent believes are reasonable. Management of the Company believes that the cost of these services are reasonable and substantially similar to the costs that would have been incurred if the Company had operated as an unaffiliated entity.

     Reliance Insurance Company has assigned to the Company the registered "RELIANCE SURETY COMPANY(Registered)" trademark and the unregistered "RELIANCE SURETY GROUP(Trademark)" trademark. The Company has entered into a Trademark License Agreement pursuant to which Reliance Insurance Company has granted the Company the nonexclusive right to use the registered "firemark" design trademark; however, the license for that trademark will terminate in the event control of the Company changes (as defined). The license granted under the agreement is royalty-free and may not be assigned.

     Premium on contract surety bonds are earned over the estimated term of the bond, which vary with the length of the underlying construction period. Premium on commercial surety bonds and fidelity bonds are earned ratably over the effective period of the bond.


     The costs associated with the acquisition of surety and fidelity business are deferred and amortized on a straight-line basis over the terms of the bonds in force. Such deferred acquisition costs consist of commissions, premium taxes and other bond issuance and underwriting expenses the Company deems variable. Deferred acquisition costs are periodically reviewed to determine whether they exceed recoverable amounts.


     Loss and loss adjustment expenses are estimated based on an evaluation of reported claims in addition to statistical projections of claims incurred but not reported and loss adjustment expenses. Estimates of salvage and subrogation are deducted from the liability. The Company applies generally accepted actuarial techniques to determine the estimates of ultimate liability. The process of estimating claims is a complex task and the ultimate liability may be more or less than such estimates indicate. Adjustments of the probable ultimate liability, based on subsequent developments, are included in operations in the period of such development.

  Income Taxes


     The Company is included in the consolidated federal income tax return of Reliance Group Holdings, Inc. Deferred income taxes are provided under the asset and liability method, whereby deferred income taxes result from temporary differences between the tax bases of assets and liabilities and their reported amounts in the financial statements. The provision for income taxes has been computed as if the Company filed a separate tax return.


  Use of Estimates

     The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

                          RELIANCE SURETY GROUP, INC.

  Adoption of New Accounting Standards

     In 1997, the American Institute of Certified Public Accountants issued Statement of Position No. 97-3, "Accounting by Insurance and Other Enterprises for Insurance-Related Assessments". This Statement provides guidance on accounting by entities subject to insurance-related assessments in an effort to improve the comparability of amounts reported and disclosures made. This Statement was adopted in the first quarter of 1999, and had no material effect on the Company's financial statements.

     In March 1998, the American Institute of Certified Public Accountants issued Statement of Position No. 98-1, "Accounting for Costs of Computer Software Developed or Obtained for Internal Use". This Statement was adopted in the first quarter of 1999, and had no effect on the Company's financial statements.

     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities". This Statement established accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities. The adoption of this Statement, which is not required until 2001, is not expected to have a material effect on the Company's financial statements.

     In October 1998, the American Institute of Certified Public Accountants issued Statement of Position No. 98-7, "Deposit Accounting: Accounting for Insurance and Reinsurance Contracts That Do Not Transfer Insurance Risk". The adoption of this Statement, which is not required until 2000, is not expected to have a material effect on the Company's financial statements.

     In 1998, the National Association of Insurance Commissioners adopted the Codification of Statutory Accounting Principles ("Codification") and the state of Delaware (the state where the Company is domiciled) will consider adopting the Codification. The Codification, which is intended to standardize regulatory accounting and reporting for the insurance industry, is proposed to be effective January 1, 2001. The Company has not finalized the quantification of the effects of Codification on its statutory financial statements.

2. REINSURANCE

     In the normal course of business, the Company assumes and cedes reinsurance on both a pro-rata and excess basis. Reinsurance provides greater diversification of business and limits the maximum net loss potential arising from large claims. Although the ceding of reinsurance does not discharge an insurer from its primary legal liability to a policyholder, the reinsuring company assumes the related liability.

     Amounts recoverable from reinsurers are estimated in a manner consistent with the liability for unpaid loss and loss adjustment expenses associated with the reinsurance. Estimated amounts of reinsurance recoverables are reported as assets in the accompanying statement of certain assets and liabilities. As of December 31, 1997 and 1998, reinsurance recoverables included $28,926,000 and $23,602,000 of prepaid insurance premium which represents the portion of premium ceded to reinsurers applicable to unearned premium, $5,445,000 and $10,307,000 of paid loss recoverables and $38,807,000 and $37,727,000 related to unpaid loss and loss adjustment expenses.

     The Company's three principal reinsurers, based on 1998 ceded premium, are as follows:

                                                                                  (IN THOUSANDS)
                                                                                  --------------
Employers Re...................................................................      $ 11,425
Everest Reinsurance............................................................         8,644
SCOR Reinsurance...............................................................         5,897

                          RELIANCE SURETY GROUP, INC.

     The reconciliation of direct premium to net premium was as follows:

                                                        YEAR ENDED DECEMBER 31
                                 --------------------------------------------------------------------
                                         1996                    1997                    1998
                                 --------------------    --------------------    --------------------
                                 PREMIUM     PREMIUM     PREMIUM     PREMIUM     PREMIUM     PREMIUM
                                 WRITTEN      EARNED     WRITTEN      EARNED     WRITTEN      EARNED
                                 --------    --------    --------    --------    --------    --------
                                                            (IN THOUSANDS)
Direct........................   $201,663    $190,863    $220,233    $209,597    $246,427    $243,700
Assumed.......................      2,397       1,815       3,270       2,380       2,880       2,916
Ceded.........................    (44,877)    (45,262)    (47,003)    (44,726)    (44,940)    (49,923)
                                 --------    --------    --------    --------    --------    --------
Net premium...................   $159,183    $147,416    $176,500    $167,251    $204,367    $196,693
                                 --------    --------    --------    --------    --------    --------
                                 --------    --------    --------    --------    --------    --------

     The reconciliation of gross loss and loss adjustment expenses to net loss and loss adjustment expenses was as follows:

                                                                             YEAR ENDED DECEMBER 31
                                                                        --------------------------------
                                                                          1996        1997        1998
                                                                        --------    --------    --------
                                                                                 (IN THOUSANDS)
Gross................................................................   $ 50,486    $ 74,237    $ 70,014
Reinsurance recoveries...............................................    (12,653)    (31,347)    (27,302)
                                                                        --------    --------    --------
Net loss and loss adjustment expenses................................   $ 37,833    $ 42,890    $ 42,712
                                                                        --------    --------    --------
                                                                        --------    --------    --------

3. LOSS AND LOSS ADJUSTMENT EXPENSES

     The reconciliation of the beginning to ending liability for unpaid loss and loss adjustment expenses ("loss reserves") was as follows:

                                                                                  DECEMBER 31
                                                                        -------------------------------
                                                                         1996        1997        1998
                                                                        -------    --------    --------
                                                                                (IN THOUSANDS)
Loss reserves, beginning of year.....................................   $69,974    $ 78,243    $105,882
  Less reinsurance recoverables related to loss reserves.............    23,372      22,070      38,807
                                                                        -------    --------    --------
Net loss reserves, beginning of year.................................    46,602      56,173      67,075
                                                                        -------    --------    --------
Provision for loss and loss adjustment expenses:
  Provision for insured events of the current year...................    35,912      52,371      56,325
  Increase (decrease) in provision for insured events of prior
     years...........................................................     1,921      (9,481)    (13,613)
                                                                        -------    --------    --------
     Total provision.................................................    37,833      42,890      42,712
                                                                        -------    --------    --------
Payments for loss and loss adjustment expenses:
  Attributable to insured events of the current year.................    10,690      18,222      17,491
  Attributable to insured events of prior years......................    17,572      13,766      17,103
                                                                        -------    --------    --------
     Total payments..................................................    28,262      31,988      34,594
                                                                        -------    --------    --------
Net loss reserves, end of year(1)....................................    56,173      67,075      75,193
  Plus reinsurance recoverables related to loss reserves.............    22,070      38,807      37,727
                                                                        -------    --------    --------
Loss reserves, end of year...........................................   $78,243    $105,882    $112,920
                                                                        -------    --------    --------
                                                                        -------    --------    --------

------------------
(1) Net of salvage and subrogation of $10,925,000, $9,325,000 and $16,325,000 as of December 31, 1996, 1997 and 1998, respectively.

                          RELIANCE SURETY GROUP, INC.

     The provision for loss and loss adjustment expenses in 1997 and 1998 includes favorable development of prior years' loss reserves. These favorable developments primarily occurred in contract surety and, to a lesser extent, in fidelity. The adverse development in 1996 primarily resulted from contract surety.

4. DEFERRED ACQUISITION COSTS AND OTHER INSURANCE EXPENSES

     The reconciliation of the beginning to ending deferred acquisition costs in each of the past three years were as follows:

                                                                             YEAR ENDED DECEMBER 31
                                                                        --------------------------------
                                                                          1996        1997        1998
                                                                        --------    --------    --------
                                                                                 (IN THOUSANDS)
Balance, beginning of year...........................................   $ 37,029    $ 40,934    $ 45,028
Costs deferred.......................................................     58,792      66,490      77,100
Amortization of deferred acquisition costs...........................    (54,887)    (62,396)    (74,099)
                                                                        --------    --------    --------
Balance, end of year.................................................   $ 40,934    $ 45,028    $ 48,029
                                                                        --------    --------    --------
                                                                        --------    --------    --------

     Other insurance expenses primarily includes salaries and related benefits of $9,900,000, $12,300,000 and $14,300,000 for the years ended December 31,
1996, 1997 and 1998, respectively.

5. FIXED ASSETS

     Fixed assets, net of accumulated depreciation, were $1,625,000 and $2,008,000 at December 31, 1997 and 1998, respectively, and are included in other assets in the statement of certain assets and liabilities. Fixed assets, which primarily consists of computer equipment, are recorded at cost and depreciated over their estimated useful lives of three to seven years using the straight-line method. Depreciation expense was $730,000, $1,042,000 and $1,314,000 in 1996, 1997 and 1998.

6. INCOME TAXES


     The provision for income taxes has been computed as if the Company filed a separate tax return. The current tax so computed is payable to or due from its parent pursuant to a tax allocation arrangement. Since the Company is included in the consolidated federal income tax return of Reliance Group Holdings, Inc., it is jointly and severally liable for the consolidated income tax liability; however, Reliance Group Holdings, Inc., has agreed to indemnify the Company for the tax liabilities of Reliance Group Holdings, Inc., and its subsidiaries (other than the Company).


     The provision for income taxes consisted of:

                                                                             YEAR ENDED DECEMBER 31
                                                                          -----------------------------
                                                                           1996       1997       1998
                                                                          -------    -------    -------
                                                                                 (IN THOUSANDS)
Current taxes..........................................................   $11,906    $14,233    $20,045
Deferred taxes.........................................................       277       (848)      (761)
                                                                          -------    -------    -------
                                                                          $12,183    $13,385    $19,284
                                                                          -------    -------    -------
                                                                          -------    -------    -------

                          RELIANCE SURETY GROUP, INC.

6. INCOME TAXES--(CONTINUED)

     The reconciliation of taxes computed at the statutory rate of 35% to the provision for income taxes is as follows:

                                                                             YEAR ENDED DECEMBER 31
                                                                          -----------------------------
                                                                           1996       1997       1998
                                                                          -------    -------    -------
                                                                                 (IN THOUSANDS)
Tax provision at statutory rate........................................   $12,047    $13,207    $19,021
Nondeductible expenses.................................................       130        176        181
Other..................................................................         6          2         82
                                                                          -------    -------    -------
Provision for income taxes.............................................   $12,183    $13,385    $19,284
                                                                          -------    -------    -------
                                                                          -------    -------    -------

     The tax effects of items comprising the Company's net deferred tax liability were as follows:

                                                                                      DECEMBER 31
                                                                                  --------------------
                                                                                   1997         1998
                                                                                  -------      -------
                                                                                     (IN THOUSANDS)
Deferred tax assets:
  Discounting of loss reserves.................................................   $ 1,468      $ 1,871
  Unearned premium reserve.....................................................     8,379        8,916
  Long-term incentive plan.....................................................     1,260        2,153
  Other........................................................................       880        1,031
                                                                                  -------      -------
                                                                                   11,987       13,971
Deferred tax liabilities:
  Deferred acquisition costs...................................................    15,761       16,811
  Other........................................................................       378          551
                                                                                  -------      -------
Net deferred tax liability.....................................................   $ 4,152      $ 3,391
                                                                                  -------      -------
                                                                                  -------      -------

7. BENEFIT PLANS

     Retirement benefits for certain active and inactive employees are provided by the Company's participation in its parent's noncontributory trusteed defined benefit pension plan (the "Plan"). Actuarial information for the Company is not separately identified; however, as of December 31, 1998, the date of the latest actuarial valuation, the Plan had projected benefit obligations of $200,024,000 and assets of $151,770,000. The Company was allocated $723,000, $372,000 and $1,022,000 of pension expense for the years ended December 31, 1996, 1997 and 1998.

     The assumptions used to measure the projected benefit obligation at December 31, 1998 include a discount rate of 7.0% and a weighted average rate of compensation increase of 5.2%. The expected long-term investment rate of return on plan assets for the year ended December 31, 1998 was 10.0%.

     The parent sponsors a defined contribution plan covering employees who meet eligibility requirements. The Company's contributions under the defined contribution plan were $452,000, $479,000 and $538,000 in 1996, 1997 and 1998, and were based on a formula specified in the plan agreement.

     Certain officers and key employees of the Company participate in Reliance Group Holdings, Inc.'s stock option plans (the "Option Plans") which provide for the granting of nonstatutory stock options. Under the Option Plans, options have a maximum term of 10 years from the date of grant and 150,000, 73,000 and 362,000 options were granted in 1996, 1997 and 1998.


     Certain officers of the Company participate in the Reliance Surety Division Long-Term Incentive Plan. Under the terms of the plan, and based on the Company's financial performance during the three-year period

                          RELIANCE SURETY GROUP, INC.

ending December 31, 1998, participants were awarded 548,000 shares of Reliance Group Holdings, Inc. common stock. Subject to certain restrictions, participants will vest in such shares on January 1, 2001. In connection with this plan, compensation expense of $3,600,000 and $2,550,000 was recorded in 1997 and 1998.

8. COMMITMENTS AND CONTINGENCIES

     The Company is involved in certain legal matters arising in the normal course of its business and believes, based on current knowledge, that the outcome of such matters will not have a material adverse effect on its financial statements.

     The surety business is subject to regulation and supervision by the various state insurance regulatory authorities in which business is conducted. Such regulation is generally designed to protect policyholders.

     Regulatory authority also extends to premium charged and requires that rates not be excessive, inadequate or discriminatory.

9. DIVIDENDS OF SUBSIDIARY


     The Company may not pay an "extraordinary" dividend until 30 days after the Delaware Insurance Commissioner has received notice of the dividend and has either (1) not disapproved such dividend within the 30-day period or
(2) approved the dividend within the 30-day period. Under Delaware law, an "extraordinary" dividend is defined as being an amount which, together with all other dividends made in the preceding 12 months, exceeds the greater of:
(1) 10% of statutory policyholders' surplus as of the immediate preceding December 31, and (2) statutory net income not including realized capital gains for the preceding calendar year. The Company must provide notice to the Delaware Insurance Commissioner of all dividends and other distributions to shareholders within five business days after declaration and at least ten days prior to payment. Delaware law requires that the statutory policyholders' surplus of the Company following any dividend or distribution be reasonable in relation to its outstanding liabilities and adequate to its financial needs.


10. STATUTORY ACCOUNTING PRACTICES (UNAUDITED)

     Generally accepted accounting principles vary in some respects from statutory accounting practices prescribed or permitted by insurance regulatory authorities. For example, financial statements prepared in accordance with statutory accounting practices do not reflect capitalization or amortization of deferred acquisition costs, accrued salvage and subrogation or deferred income taxes. Based on statutory accounting practices, the total underwriting income was $33,169,000, $35,520,000 and $44,580,000 for the years ended December 31,
1996, 1997 and 1998, respectively.

11. SUBSEQUENT EVENT

     Subsequent to December 31, 1998, the Board of Directors of Reliance Group Holdings, Inc. approved the sale of approximately 20% of the Company's common stock to the public. It is intended that, upon consummation of the sale, the Company and Reliance Group Holdings, Inc. or certain of its affiliates will enter into various agreements covering among other matters, reinsurance, administrative services and tax allocation.


                                   * * * * *

                          RELIANCE SURETY GROUP, INC.

       STATEMENT OF CERTAIN REVENUES AND CLAIMS AND EXPENSES (UNAUDITED)

                                                                                               SIX MONTHS ENDED
                                                                                                   JUNE 30,
                                                                                              -------------------
                                                                                               1998        1999
                                                                                              -------    --------
                                                                                                (IN THOUSANDS)
CERTAIN REVENUES:
Net premium earned.........................................................................   $93,670    $101,391
                                                                                              -------    --------
CERTAIN CLAIMS AND EXPENSES:
Loss and loss adjustment expenses..........................................................    21,355      31,531
Acquisition costs and other insurance expenses.............................................    43,663      48,992
Other operating expenses...................................................................     2,781       3,085
                                                                                              -------    --------
                                                                                               67,799      83,608
                                                                                              -------    --------
UNDERWRITING INCOME........................................................................    25,871      17,783
Other expenses.............................................................................        55         153
                                                                                              -------    --------
PRETAX INCOME..............................................................................    25,816      17,630
Provision for income taxes.................................................................     9,168       6,273
                                                                                              -------    --------
NET INCOME.................................................................................   $16,648    $ 11,357
                                                                                              -------    --------
                                                                                              -------    --------

                       See notes to financial statements

                          RELIANCE SURETY GROUP, INC.

                  STATEMENT OF CERTAIN ASSETS AND LIABILITIES

                                                                                      DECEMBER 31,       JUNE 30,
                                                                                         1998              1999
                                                                                      ------------      -----------
                                                                                                        (UNAUDITED)
                                                                                             (IN THOUSANDS)
                                  CERTAIN ASSETS
Receivable from parent.............................................................     $169,469         $ 168,462
Premium and other receivables, net of a $500 allowance.............................       41,936            44,370
Reinsurance recoverables...........................................................       71,636            69,833
Deferred acquisition costs.........................................................       48,029            50,785
Other assets.......................................................................       17,584            15,169
                                                                                        --------         ---------
                                                                                        $348,654         $ 348,619
                                                                                        --------         ---------
                                                                                        --------         ---------
                                CERTAIN LIABILITIES
Unearned premium...................................................................     $150,973         $ 152,525
Unpaid loss and loss adjustment expenses...........................................      112,920           122,225
Accounts payable and accrued expenses, including funds held as collateral of
  $36,367 and $36,072..............................................................       71,045            63,453
Reinsurance ceded premium payable..................................................       10,325             6,800
Deferred income taxes..............................................................        3,391             3,616
                                                                                        --------         ---------
                                                                                        $348,654         $ 348,619
                                                                                        --------         ---------
                                                                                        --------         ---------

                       See notes to financial statements.

                          RELIANCE SURETY GROUP, INC.

                   NOTES TO FINANCIAL STATEMENTS (UNAUDITED)

1. UNAUDITED FINANCIAL STATEMENTS

  Interim Financial Statements

     In the opinion of management, the accompanying unaudited financial statements include all adjustments (consisting of normal recurring accruals only) considered necessary to present fairly certain assets and liabilities at June 30, 1999, and the statement of certain revenues and claims and expenses for all periods presented. The statement of certain revenues and claims and expenses for the interim periods are not necessarily indicative of the results that may be expected for any other interim period or for the entire year.

     For a summary of significant accounting policies (which have not changed from December 31, 1998) and additional financial information, see the Company's financial statements on pages F-2 through F-11 for the year ended December 31, 1998.

  Basis of Presentation


     The accompanying statement of certain assets and liabilities reflects assets and liabilities identified as being attributable to the business of Reliance Surety. Because Reliance Group Holdings, Inc. did not historically allocate the investment portfolio or capital of its subsidiaries to its business units like Reliance Surety, the statement of certain assets and liabilities does not include an investment portfolio or shareholder's equity. The Company did not maintain its own cash accounts, accordingly, no statement of cash flows is presented. The receivable from parent is calculated at an amount necessary to balance all other identified assets with the total of all identified liabilities. The Company believes the receivable from parent approximates fair value. It is intended that the receivable from parent will be converted into a combination of cash or fixed income securities.


     The accompanying statement of certain revenues and claims and expenses reflects premium earned, loss and loss adjustment expenses, acquisition costs and other insurance expenses and other operating expenses of Reliance Surety. Revenues such as net investment income and realized gains and losses on investments, are not included since these items were not historically allocated to Reliance Surety by the parent.

     Since the accompanying financial statements exclude certain assets and revenues, as described in the preceding two paragraphs, these financial statements are not intended to be a complete presentation of the Company's financial position or results of operations. Those assets, liabilities, revenues and expenses that are reflected in the accompanying financial statements have been determined in accordance with generally accepted accounting principles.

2. REINSURANCE

     In the normal course of business, the Company assumes and cedes reinsurance on both a pro-rata and excess basis. Reinsurance provides greater diversification of business and limits the maximum net loss potential arising from large claims. Although the ceding of reinsurance does not discharge an insurer from its primary legal liability to a policyholder, the reinsuring company assumes the related liability.

     Amounts recoverable from reinsurers are estimated in a manner consistent with the liability for unpaid loss and loss adjustment expenses associated with the reinsurance. Estimated amounts of reinsurance recoverables are reported as assets in the accompanying statement of certain assets and liabilities. As of December 31, 1998 and June 30, 1999, reinsurance recoverables included $23,602,000 and $23,183,000 of prepaid insurance premium which represents the portion of premium ceded to reinsurers applicable to unearned premium, $10,307,000 and $6,642,000 of paid loss recoverables and $37,727,000 and
$40,008,000 related to unpaid loss and loss adjustment expenses.

                          RELIANCE SURETY GROUP, INC.

     The reconciliation of direct premium to net premium was as follows:

                                                                   SIX MONTHS ENDED JUNE 30,
                                                          --------------------------------------------
                                                                  1998                    1999
                                                          --------------------    --------------------
                                                          PREMIUM     PREMIUM     PREMIUM     PREMIUM
                                                          WRITTEN      EARNED     WRITTEN      EARNED
                                                          --------    --------    --------    --------
                                                                         (IN THOUSANDS)
Direct.................................................   $111,176    $116,849    $125,642    $123,412
Assumed................................................      1,382       1,447       1,253       1,523
Ceded..................................................    (20,763)    (24,626)    (23,486)    (23,544)
                                                          --------    --------    --------    --------
Net premium............................................   $ 91,795    $ 93,670    $103,409    $101,391
                                                          --------    --------    --------    --------
                                                          --------    --------    --------    --------

     The reconciliation of gross loss and loss adjustment expenses to net loss and loss adjustment expenses was as follows:

                                                                                  SIX MONTHS ENDED
                                                                                      JUNE 30,
                                                                               -----------------------
                                                                                1998            1999
                                                                               -------         -------
                                                                                   (IN THOUSANDS)
Gross.......................................................................   $33,005         $41,090
Reinsurance recoveries......................................................   (11,650)         (9,559)
                                                                               -------         -------
Net loss and loss adjustment expenses.......................................   $21,355         $31,531
                                                                               -------         -------
                                                                               -------         -------

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

            , 1999

                          RELIANCE SURETY GROUP, INC.

                             SHARES OF COMMON STOCK

                         ------------------------------

                                   PROSPECTUS

                         ------------------------------


                          DONALDSON, LUFKIN & JENRETTE
                            BEAR, STEARNS & CO. INC.


--------------------------------------------------------------------------------

We have not authorized any dealer, salesperson or other person to give you written information other than this prospectus or to make representations as to matters not stated in this prospectus. You must not rely on unauthorized information. This prospectus is not an offer to sell these securities or our solicitation of your offer to buy these securities in any jurisdiction where that would not be permitted or legal. Neither the delivery of this prospectus nor any sales made hereunder after the date of this prospectus should create an implication that the information contained in this prospectus or the affairs of Reliance Surety Group, Inc. have not changed since the date of this prospectus.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


Until           , 1999 (25 days after the date of this prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as an underwriter in this offering and when selling previously unsold allotments or subscriptions.


--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the costs and expenses, other than the underwriting discounts, payable by the Registrant in connection with the sale of the securities being registered. All amounts are estimates except the SEC registration fee, the NASD filing fee and the NYSE listing fee

SEC Registration Fee..........................................   $       *
NASD Filing Fee...............................................           *
NYSE Listing Fee..............................................           *
Printing Costs................................................           *
Legal Fees and Expenses.......................................           *
Accounting Fees and Expenses..................................           *
Blue Sky Fees and Expenses....................................           *
Transfer Agent and Registrar Fees.............................           *
Miscellaneous.................................................           *
Total.........................................................           *

------------------
*To be filed by amendment.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145(a) of the General Corporation Law of the State of Delaware (the "DGCL") provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no cause to believe his conduct was unlawful.

     Section 145(b) of the DGCL provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted under similar standards, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine that despite the adjudication of liability, such person is fairly and reasonably entitled to be indemnified for such expenses which the court shall deem proper.

     Section 145 of the DGCL further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue, or matter therein, he shall be indemnified against any expenses actually and reasonably incurred by him in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any rights to which the indemnified party may be entitled; and that the corporation may purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such whether or not the corporation would have the power to indemnify him against such liabilities under
Section 145.

     Section 102(b)(7) of the DGCL provides that a corporation in its original certificate of incorporation or an amendment thereto validly approved by stockholders may eliminate or limit personal liability of members of its board of directors or governing body for breach of a director's fiduciary duty. However, no such provision may eliminate or limit the liability of a director for breaching his duty of loyalty, failing to act in good faith, engaging in intentional misconduct or knowingly violating a law, paying a dividend or approving a stock repurchase which was illegal, or obtaining an improper personal benefit. A provision of this type has no effect on the availability of equitable remedies, such as injunction or rescission, for breach of fiduciary duty. Our Certificate of Incorporation contains such a provision.

     Our By-Laws provide that we shall indemnify officers and directors and, to the extent permitted by the Board of Directors, our employees and agents, to the full extent permitted by and in the manner permissible under the laws of the State of Delaware. In addition, the By-Laws permit the Board of Directors to authorize us to purchase and maintain insurance against any liability asserted against any of our directors, officers, employees or agents arising out of their capacity as such.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.


     On September 27, 1999, we issued 100 shares of common stock to Reliance Insurance Company in exchange for $1,000. This exchange is exempt from registration under the Securities Act pursuant to Section 4(2) thereunder.


ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     The following Exhibits are filed as part of this Registration Statement:

          (a) Exhibits


EXHIBIT
NUMBER   DESCRIPTION
------   -----------------------------------------------------------------------------------------------------------
  1.1     --   Form of Underwriting Agreement*
  3.1     --   Amended and Restated Certificate of Incorporation of Reliance Surety Group, Inc.*
  3.2     --   By-Laws of Reliance Surety Group, Inc.*
  4.1     --   Specimen certificate representing the common stock*
  5.1     --   Opinion of Dewey Ballantine LLP*
 10.1     --   Reliance Surety Group Stock Option Plan*
 10.2     --   Reliance Surety Company Management Incentive Bonus Plan for 1996*
 10.3     --   Reliance Surety Company Management Incentive Bonus Plan for 1997*
 10.4     --   Reliance Surety Company Management Incentive Bonus Plan for 1998*
 10.5     --   Reliance Surety Company Management Incentive Bonus Plan for 1999*
 10.6     --   Reliance Surety Company Field Incentive Bonus Plan*
 10.7     --   Reliance Insurance Company Savings Incentive Plan, as amended and restated effective January 1, 1996*
 10.8     --   Reliance Surety Company Specialty Division Premium Growth Incentive Plan, dated May 11, 1998*
 10.9     --   Employment Agreement dated as of         , 1999 between Reliance Surety Company and C. Brian Schmalz*
 10.10    --   Employment Agreement dated as of         , 1999 between Reliance Surety Company and David T. Akers*
 10.11    --   Employment Agreement dated as of         , 1999 between Reliance Surety Company and Vincent G.
               Fasano*
 10.12    --   Employment Agreement dated as of         , 1999 between Reliance Surety Company and Edward M. Titus*
 10.13    --   Employment Agreement dated as of May 11, 1998 between Reliance Surety Company and George F. Thompson*
 10.14    --   Reliance Group Holdings, Inc. Savings Incentive Plan*
 10.15    --   Form of Administrative Services Agreement by and between Reliance Surety Group, Inc. and Reliance
               Insurance Company*
 10.16    --   Form of Registration Rights Agreement by and between Reliance Surety Group, Inc. and Reliance
               Insurance Company*
 10.17    --   Form of Reliance Surety Group Quota Share and Loss Portfolio Reinsurance Agreement by and among
               Reliance Insurance Company, Reliance National Indemnity Company, United Pacific Insurance Company,
               Reliance Insurance Company of Illinois, Reliance National Insurance Company (Europe) Ltd. and
               Reliance Surety Company*

EXHIBIT
NUMBER   DESCRIPTION
------   -----------------------------------------------------------------------------------------------------------
 10.18    --   Form of Trademark License Agreement by and between Reliance Surety Group, Inc. and Reliance Insurance
               Company*
 10.19    --   Form of Tax Allocation Agreement between Reliance Insurance Company and Reliance Surety Group, Inc.*
 10.20    --   Form of Tax Allocation Agreement between Reliance Surety Company and Reliance Surety Group, Inc.*
 10.21    --   Form of Power of Attorney granted by Reliance Insurance Company, Reliance National Indemnity Company,
               United Pacific Insurance Company, Reliance Insurance Company of Illinois and Reliance National
               Insurance Company (Europe) Ltd. to Reliance Surety Company*
 10.22    --   Form of Assignment of Trademarks from Reliance Insurance Company to Reliance Surety Group*
 10.23    --   Form of Assignment and Assumption Agreement by and among Reliance Insurance Company, Reliance
               National Indemnity Company, United Pacific Insurance Company, Reliance Insurance Company of Illinois,
               Reliance National Insurance Company (Europe) Ltd. and Reliance Surety Company*
 21.1     --   Subsidiaries of the Registrant*
 23.1     --   Consent of Dewey Ballantine LLP (included in Exhibit 5.1)*
 23.2     --   Consent of Deloitte & Touche LLP
 24.1     --   Powers of Attorney (see Signature Page)
 27.1     --   Financial Data Schedule


------------------
* To be filed by amendment.

     (b) Financial Statement Schedules

     All schedules have been omitted because they are not required or because the required information is given in the financial statements or notes thereto.


ITEM 17. UNDERTAKINGS.

     The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


     The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF PHILADELPHIA, STATE OF PENNSYLVANIA, ON THE 25TH DAY OF OCTOBER, 1999.


                                          By: /s/ C. BRIAN SCHMALZ
                                              ----------------------------------
                                            NAME: C. BRIAN SCHMALZ
                                            TITLE: President and Chief Executive
                                                     Officer


                               POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints, jointly and severally, George E. Bello and Albert A. Benchimol and each of them, as his attorney-in-fact, with full power of substitution, for him or her in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments), and any and all registration statements filed pursuant to Rule 462 under the Securities Act of 1933, as amended, in connection with or related to the offering contemplated by this registration statement and its amendments, if any, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorney to any and all amendments to said registration statement.

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED:

                SIGNATURE                                      TITLE                             DATE
------------------------------------------  -------------------------------------------   -------------------
           /s/ C. BRIAN SCHMALZ             President, Chief Executive Officer and           October 25, 1999
------------------------------------------  Director (Principal Executive Officer)
             C. Brian Schmalz


           /s/ EDWARD M. TITUS              Senior Vice President and Chief Financial        October 25, 1999
------------------------------------------  Officer (Principal Financial Officer and
             Edward M. Titus                Principal Accounting Officer)


           /s/ GEORGE E. BELLO              Director                                         October 25, 1999
------------------------------------------
             George E. Bello


         /s/ ROBERT M. STEINBERG            Director                                         October 25, 1999
------------------------------------------
           Robert M. Steinberg


          /s/ SAUL P. STEINBERG             Director                                         October 25, 1999
------------------------------------------
            Saul P. Steinberg